Exhibit 2.1

EXECUTION VERSION

PRIVATE & CONFIDENTIAL

SHARE EXCHANGE AGREEMENT

by and among

BLUE WATER BIOTECH, INC.,

PROTEOMEDIX AG,

THOMAS MEIER as the sellers’ representative,

and

THE SHAREHOLDERS OF PROTEOMEDIX AG NAMED HEREIN,

Dated as of December 15, 2023

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4.9.	Compliance with Laws	25
4.10.	Permits	25
4.11.	Litigation	26
4.12.	Material Contracts	26
4.13.	Intellectual Property	28
4.14.	Taxes and Returns	29
4.15.	Real Property	32
4.16.	Personal Property	32
4.17.	Title to and Sufficiency of Assets	32
4.18.	Employee Matters	33
4.19.	Benefit Plans	34
4.20.	Environmental Matters	35
4.21.	Transactions with Related Persons	35
4.22.	Business Insurance	36
4.23.	Top Customers and Suppliers	36
4.24	Certain Business Practices.	37
4.25	Investment Company Act.	37
4.26.	Finders and Brokers.	37
4.27.	No Subsidiaries.	37
4.28.	Information Supplied.	38
4.29.	Independent Investigation	38

ARTICLE v. representations and warranties of THE SELLERS		38
5.1.	Organization and Standing	38
5.2.	Authorization; Binding Agreement	38
5.3.	Ownership	39
5.4.	Governmental Approvals	39
5.5.	Non-Contravention	39
5.6.	No Litigation	39
5.7.	Investment Representations	40
5.8.	Finders and Brokers	40
5.9.	Information Supplied	40
5.10.	Independent Investigation	41

ARTICLE VI. OTHER AGREEMENTS OF the PARTIES		41
6.1.	Access and Information	41
6.2.	Litigation Support	41
6.3.	No Trading	42
6.4.	Efforts	42
6.5.	Further Assurances	42
6.6.	Conduct of Business Prior to Conversion	42
6.7.	Buyer Public Filings	45
6.8.	The Registration Statement	45
6.9.	Nasdaq Change of Control Application	47
6.10.	Public Announcements	47
6.11.	Confidential Information	48
6.12.	Post-Closing Board of Directors and Executive Officers	48
6.13.	Indemnification of Directors and Officers; Tail Insurance	49
6.14.	Transfer Taxes	49
6.15.	Tax Matters	49
6.16.	Section 16 Matters	49

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6.17.	Delivery of Audited Company Financial Statements	50
6.18.	Exchange of Company Stock Options	50
6.19.	CFIUS	51

ARTICLE VII. Survival		52
7.1	Survival	52
7.2.	Conversion Adjustment	52
7.3.	Sellers’ Indemnification	53
7.4.	Exclusive Remedies	55
7.5.	Share Escrow	55

ARTICLE VIII. WAIVERs And releases		56
8.1.	Release and Covenant Not to Sue	56

ARTICLE Ix. MISCELLANEOUS		56
9.1	Notices	56
9.2.	Binding Effect; Assignment	57
9.3.	Third Parties	57
9.4.	Governing Law; Jurisdiction	58
9.5.	WAIVER OF JURY TRIAL	58
9.6.	Specific Performance	58
9.7.	Severability	58
9.8.	Amendment	59
9.9.	Waiver	59
9.10.	Entire Agreement	59
9.11.	Interpretation	60
9.12.	Counterparts	60
9.13.	Sellers’ Representative	60

ARTICLE X. DEFINITIONS		61
10.1.	Certain Definitions	61
10.2.	Section References	70

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Lock-Up Agreement
Exhibit B	Form of Non-Competition and Non-Solicitation Agreement
Exhibit C	Form of Support Agreement
Exhibit D	Form of Series B Certificate of Designation

Annex I	Sellers

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SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of December 15, 2023, by and among (i) Proteomedix AG, a Swiss Company (the “Company”), (ii) Blue Water Biotech, Inc., a Delaware corporation (“Buyer”), (iii) each of the holders of outstanding capital stock or Company Convertible Securities (other than Company Stock Options) named on Annex I hereto (collectively, the “Sellers”) and (iv) Thomas Meier, in the capacity as the representative of Sellers in accordance with the terms and conditions of this Agreement (the “Sellers’ Representative” and together with the Sellers and the Company, the “Seller Parties”). The Company, Buyer, Sellers’ Representative and the Sellers are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in Article X hereof.

RECITALS:

WHEREAS, Sellers collectively own 100% of the issued and outstanding equity interests of the Company;

WHEREAS, subject to and upon the terms and conditions set forth in this Agreement, Buyer desires to purchase from Sellers, and Sellers wish to sell to Buyer, all of the issued and outstanding Company Shares in exchange for newly issued shares of common stock and newly issued shares of preferred stock of Buyer, subject to the terms and conditions set forth herein (the “Share Exchange” and the other transactions contemplated by this Agreement, the “Transactions”);

WHEREAS, the Parties desire that following the Transactions (i) the Sellers will own a majority of the issued and outstanding shares of Buyer Common Stock (as defined below) as measured based on the number of shares of Buyer Common Stock outstanding immediately prior to the Closing (as defined below) and (ii) Buyer will own 100% of the issued and outstanding equity interests of the Company;

WHEREAS, simultaneously with the execution and delivery of this Agreement, (a) the Sellers are entering into lock-up agreements with Buyer and the Company, in the form attached hereto as Exhibit A (the “Lock-Up Agreements”), which Lock-Up Agreements shall become effective as of the Closing and provide that Sellers shall not transfer the Common Shares (as defined below) and Preferred Shares (as defined below) from the Closing until (6) months following the date of the Stockholder Approval and (b) each of Dr. Ralph Schiess and Christian Brühlmann (together, the “Management Shareholders”) are entering into non-competition and non-solicitation agreements in favor of Buyer and the Company, in the form attached hereto as Exhibit B (the “Non-Competition and Non-Solicitation Agreements”), which Non-Competition and Non-Solicitation Agreements shall become effective as of the Closing;

WHEREAS, the board of directors of Buyer (the “Buyer Board”) has (a) determined that it is fair, advisable and in the best interests of Buyer and its stockholders to enter into this Agreement and consummate the Transactions, (b) approved the execution, delivery and performance by Buyer of this Agreement and the consummation of the Transactions, all upon the terms and subject to the conditions set forth herein and (c) determined to recommend to the Buyer’s stockholders a vote in favor of the Stockholder Approval Matters at a special meeting of Buyer’s stockholders to be called and held for such purpose; and

WHEREAS, the board of directors of the Company has (a) determined that it is fair, advisable and in the best interests of the Company and its shareholders to enter into this Agreement and consummate the Transactions, and (b) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
SHARE EXCHANGE

1.1 Exchange of the Company Shares. At the Closing, upon the terms and subject to the conditions of this Agreement, the Sellers shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from the Sellers, all of the issued and outstanding equity interests of the Company (collectively, the “Purchased Shares”), free and clear of all Liens (other than those imposed by applicable securities Laws and those incurred by Buyer).

1.2 Exchange Consideration.

(a) At the Closing, upon the terms and subject to the conditions of this Agreement, and in full payment for the Purchased Shares, Buyer shall issue and register: (i) in the name of the creditors of the Company set forth on Annex I hereto (the “Company Creditors”) such number of shares of Buyer Common Stock and Buyer Preferred Stock set forth opposite each Company Creditor’s name (the “Creditor Shares”), and (ii) in the name of the Sellers such number of shares of Buyer Common Stock (the “Common Shares”) and such number of shares of Buyer Preferred Stock (the “Preferred Shares” and together with the Common Shares and the Creditor Shares, the “Exchange Shares”) set forth opposite each Seller’s name on Annex I hereto. The aggregate value of the Exchange Shares at the Closing shall be equal to Seventy-Five Million U.S. Dollars ($75,000,000) (the “Exchange Consideration”) less the value of the Company Shares for which the Company Stock Options are exercisable immediately prior to the Closing and less the value of the Creditor Shares. Each Company Share shall be exchanged for the right to receive a number of Exchange Shares determined in accordance with the terms of this Agreement. Following the Share Exchange, each Seller shall cease to have any other rights in and to the Company.

(b) The Preferred Shares shall have the rights, preferences and privileges as set forth in a Certificate of Designation, in the form attached hereto as Exhibit D (the “Series B Certificate of Designation), to be filed with the Secretary of State of the State of Delaware on or prior to the Closing, and shall automatically convert into shares of Buyer Common Stock as provided in the Certificate of Designation.

1.3 Surrender of the Company Securities and Disbursement of Exchange Consideration.

(a) At the Closing, Buyer shall cause the Exchange Shares to be issued to the Sellers in exchange for their Company Shares in accordance with each Seller’s portion of the Exchange Consideration.

(b) At the Closing, each Seller will transfer to Buyer their Company Shares, by endorsement in blank of any certificates representing the Company Shares (“Company Certificates”) or, if there are no Company Certificates, (ii) assignment declarations reasonable acceptable to Buyer.

(c) Notwithstanding anything to the contrary contained herein, no fraction of a share of Buyer Common Stock will be issued by Buyer by virtue of this Agreement or the Transactions, and each Person who would otherwise be entitled to a fraction of a share of Buyer Common Stock (after aggregating all fractional shares of Buyer Common Stock that would otherwise be received by such Person) shall instead have the number of shares of Buyer Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of Buyer Common Stock.

1.4 Treatment of Company Convertible Securities.

(a) Prior to the Share Exchange, the holders of Company Convertible Securities other than the Company Stock Options shall convert all of their rights to receive Company Shares pursuant to such Company Convertible Securities for Company Shares at the applicable conversion ratio as set forth in the Company Convertible Securities (the “Company Convertible Securities Conversion”). Following the Company Convertible Securities Conversion, all Company Convertible Securities, other than the Company Stock Options shall be waived, canceled or terminated, as applicable, shall no longer be outstanding and shall cease to exist, no payment or distribution shall be made with respect thereto and each holder of Company Convertible Securities shall thereafter cease to have any rights with respect to such securities.

(b) At the Closing, each Company Stock Option that is outstanding under any of the equity incentive plans of the Company (collectively, the “Company Equity Plans”) immediately before the Closing, whether vested or unvested, shall remain outstanding until exchanged pursuant to Section 6.17(b).

1.5 Seller Consent. Each Seller, as a shareholder or other security holder of the Company, hereby approves, authorizes and consents to the Company’s execution and delivery of this Agreement and the Ancillary Documents to which it is or is required to be a party or otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby. Each Seller acknowledges and agrees that the consents set forth herein are intended and shall constitute such consent of the Sellers as may be required (and shall, if applicable, operate as a written shareholder resolution of the Company) pursuant to the Company’s Organizational Documents, any other agreement in respect of the Company to which any Seller is a party or bound and all applicable Laws.

1.6 Termination of Certain Agreements. Without limiting the provisions of Section 8.1, the Company and the Sellers hereby agree that, effective at the Closing, (a) any shareholders’, voting or similar agreement among the Company and any of the Sellers or among the Sellers with respect to the Company’s share capital, and (b) any registration rights agreement between the Company and its shareholders, in each case of clauses (a) and (b), shall automatically, and without any further action by any of the Parties, terminate in full and become null and void and of no further force and effect. Further, each Seller and the Company hereby waive any obligations of the parties under the Company’s Organizational Documents or any agreement described in clause (a) above with respect to the Transactions and the Ancillary Documents, and any failure of the Parties to comply with the terms thereof in connection with the Transactions.

Article II
CLOSING

2.1 Closing. The consummation of the Transactions (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole LLP (“EGS”), 1345 Avenue of the Americas, New York, New York 10105, remotely via the electronic exchange of signatures, promptly (but in no event later than two (2) Business Days) following the satisfaction or waiver of the conditions to Closing set forth in this Agreement at 10:00 a.m. local time, or at such other date, time or place as Buyer and the Company may agree in writing (the date and time at which the Closing is actually held being the “Closing Date”). Closing signatures may be transmitted by e-mailed PDF files or by facsimile.

2.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Secretary Certificates. The Company shall have delivered to Buyer a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Closing), (B) the resolutions of its board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound.

(b) Good Standing. The Company shall have delivered to Buyer an extract from the register of commerce of the Caton Zurich, Switzerland, issued as of a date no earlier than thirty (30) days prior to the Closing Date.

(c) Lock-Up Agreement. Each Seller shall have delivered to Buyer the Lock-Up Agreement, in the form attached as Exhibit A hereto, duly executed by such Seller.

(d) Non-Competition and Non-Solicitation Agreement. The Company shall have delivered to Buyer the Non-Competition and Non-Solicitation Agreement, in the form attached as Exhibit B hereto, duly executed by the Management Shareholders.

(e) Consents. The Company shall have delivered to Buyer the required Consents listed in Schedule 2.2(e).

(f) Assignment Declaration. The Company shall have delivered to Buyer original copies signed in wet ink of the assignment declarations regarding the Purchased Shares in a form satisfactory to Buyer.

(g) Board Approval and Shareholder Registration. The Company shall have delivered to Buyer a resolution of the board of directors approving the transfer of the Purchased Shares to Buyer and the registration of Buyer as shareholder with voting rights with regard to the Purchased Shares in the share register of the Company.

(h) Beneficial Ownership Register. The Company shall have delivered to Buyer a copy of the share and beneficial owner register of the Company showing the Buyer as shareholder with voting rights with regard to the Purchased Shares in the share register of the Company and the beneficial owner as notified by Buyer to the Company (if any) as the beneficial owner of the Purchased Shares.

2.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Company, at or prior to the Closing, of each of the following conditions:

(a) Secretary Certificates. Buyer shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of Buyer’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Closing), (B) the resolutions of Buyer’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, and (C) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Buyer is or is required to be a party or otherwise bound.

(b) Good Standing. Buyer shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for Buyer certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Buyer’s jurisdiction of organization and from each other jurisdiction in which Buyer is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(c) Listing. Buyer shall have submitted an application for the listing on the Nasdaq of the shares of Buyer Common Stock to be issued at Closing under this Agreement, shall have been notified that such application has been successfully submitted, and shall have not been contacted by the Nasdaq with respect to any compliance issues with respect to such application.

(d) Private Placement. Buyer shall have delivered to the Company Subscription Agreements, in form and substance reasonably acceptable to the Company (the “Subscription Agreements”), executed by Buyer and the Private Placement Investors, for a Private Placement Investment for an aggregate amount equal to or greater than five million dollars ($5,000,000).

(e) Fairness Opinion. Buyer Board shall have received the written opinion (or an oral opinion to be confirmed in writing) from a reputable independent investment banking firm or other independent financial advisory firm that regularly renders fairness opinions with respect to the type of business that the Company conducts, to the effect that, as of the date of such opinion and based upon and subject to the various qualifications and assumptions set forth therein, the consideration to be paid by Buyer pursuant to this Agreement is fair from a financial point of view to the stockholders of Buyer.

Article III
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in (i) the disclosure schedules delivered by Buyer to the Company and the Sellers on the date hereof (the “Buyer Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports (as defined below) that are available on the SEC’s website through EDGAR, Buyer represents and warrants to the Seller Parties as follows:

3.1 Organization and Standing. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Buyer is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 3.1 lists all jurisdictions in which any Buyer Company does Business. Buyer has heretofore made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. Buyer is not in violation of any provision of its Organizational Documents.

3.2 Authorization; Binding Agreement. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Stockholder Approval (including the Conversion Approval). The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of Buyer and (b) other than the Stockholder Approval, no other corporate proceedings, on the part of Buyer are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Buyer is a party shall be when delivered, duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3 Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority on the part of Buyer is required to be obtained or made in connection with the execution, delivery or performance by Buyer of this Agreement and each Ancillary Document to which it is a party or the consummation by Buyer of the transactions contemplated hereby and thereby, other than (a) pursuant to any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), (b) such filings as are expressly contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to have a Material Adverse Effect on Buyer.

3.4 Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by Buyer of this Agreement and each Ancillary Document to which it is a party, the consummation by Buyer of the transactions contemplated hereby and thereby, and the compliance by Buyer with any of the provisions hereof and thereof, shall not (a) conflict with or violate any provision of Buyer’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Buyer or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Buyer under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Buyer under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person under or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Buyer Material Contract, except for any deviations from the foregoing clause (c) that would not reasonably be expected to have a Material Adverse Effect on Buyer.

3.5 Capitalization.

(a) Buyer is authorized to issue 250,000,000 shares of common stock, $0.00001 par value per share, and 10,000,000 shares are preferred stock, par value $0.00001 per share. The issued and outstanding Buyer Securities as of the date of this Agreement are set forth on Schedule 3.5(a). All of the issued and outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Buyer’s Organizational Documents or any Contract to which Buyer is a party. None of the outstanding Buyer Securities have been issued in violation of any applicable securities Laws.

(b) Except as set forth in Schedule 3.5(b), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of Buyer or (B) obligating Buyer to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such securities, or (C) obligating Buyer to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. There are no outstanding obligations of Buyer to repurchase, redeem or otherwise acquire any shares of Buyer or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(b), there are no stockholders’ agreements, voting trusts or other agreements or understandings to which Buyer is a party with respect to the voting of any shares of Buyer.

(c) All Indebtedness of Buyer as of the date of this Agreement is disclosed on Schedule 3.5(c). Except as set forth on Schedule 3.5(c), no Indebtedness of Buyer contains any restriction upon: (i) the prepayment of any such Indebtedness, (ii) the incurrence of Indebtedness by Buyer, (iii) the ability of Buyer to grant any Lien on its properties or assets, or (iv) the consummation of the Transactions.

3.6 Subsidiaries. Schedule 3.6 sets forth the name of each Subsidiary of Buyer, and with respect to each Subsidiary, (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of Buyer are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Buyer Companies, free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which Buyer or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of Buyer other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of Buyer is a party or which are binding upon any Subsidiary of Buyer providing for the issuance or redemption of any equity interests of any Subsidiary of Buyer. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of Buyer. No Subsidiary of Buyer has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Buyer Company. Except for the equity interests of the Subsidiaries listed on Schedule 3.6, Buyer does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. Except as set forth on Schedule 3.6, no Buyer Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of a Buyer Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

3.7 SEC Filings and Buyer Financials.

(a) Except as set forth on Schedule 3.7, Buyer, since January 1, 2021, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Buyer with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, Buyer has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Buyer’s annual reports on Form 10-K for each fiscal year of Buyer beginning with the first year Buyer was required to file such a form, (ii) Buyer’s quarterly reports on Form 10-Q for each fiscal quarter that Buyer filed such reports to disclose its quarterly financial results in each of the fiscal years of Buyer referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Buyer with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are referred to herein collectively as the “SEC Reports”), and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.7, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Buyer Common Stock is listed on Nasdaq, (B) there are no Actions pending or, to the Knowledge of Buyer, threatened, against Buyer by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Buyer Securities on Nasdaq and (C) such Buyer Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(b) The financial statements and notes of Buyer contained or incorporated by reference in the SEC Reports (the “Buyer Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Buyer at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Buyer has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Buyer’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Buyer in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX. Buyer’s management has completed an assessment of the effectiveness of Buyer’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable SEC Report that is a periodic report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

3.8 Absence of Certain Changes. Since January 1, 2023, except as set forth on Schedule 3.8, each Buyer Company has conducted its business only in the ordinary course of business consistent with past practice and not been subject to a Material Adverse Effect.

3.9 Compliance with Laws. Except as set forth on Schedule 3.9, no Buyer Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any Buyer Company received, since January 1, 2021, any written or, to the Knowledge of Buyer, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

3.10 Permits. Each Buyer Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Buyer Company) holds all Permits necessary to lawfully conduct its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Buyer Permits”) except where the failure to have any of such Buyer Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Buyer has made available to the Company true, correct and complete copies of all Buyer Permits material to Buyer’s business, all of which material Buyer Permits are listed on Schedule 3.10. All of the Buyer Permits are in full force and effect, and no suspension or cancellation of any of the Buyer Permits is pending or, to Buyer’s Knowledge, threatened. No Buyer Company is in violation in any material respect of the terms of any Buyer Permit, and no Buyer Company has received any written or, to the Knowledge of Buyer, oral notice of any Actions relating to the revocation or modification of any Buyer Permit.

3.11 Litigation. Except as described on Schedule 3.11, there is no (a) Action of any nature currently pending or, to Buyer’s Knowledge, threatened, nor is there any reasonable basis for any Action to be made (and no such Action has been brought or, to Buyer’s Knowledge, threatened since January 1, 2021); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority since January 1, 2021, in either case of (a) or (b) by or against any Buyer Company, its current or former directors or officers (provided, that any litigation involving the directors or officers of a Buyer Company must be related to Buyer Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 3.11, if finally determined adverse to the Buyer Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Buyer Company. Since January 1, 2021, none of the current or former officers, senior management or directors of any Buyer Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

3.12 Material Contracts.

(a) Schedule 3.12(a) sets forth a true, correct and complete list of, and Buyer has made available to the Company (including written summaries of oral Contracts, true correct and complete copies of, each Contract to which any Buyer Company is a party or by which any Buyer Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 3.12(a), a “Buyer Material Contract”) that:

(i) contains covenants that limit the ability of any Buyer Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange-traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Buyer Company having an outstanding principal amount in excess of $1,000,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Buyer Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Buyer Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Buyer Companies under such Contract or Contracts of at least $250,000 per year or $500,000 in the aggregate (other than each employment, management, service or consulting agreement);

(viii) is with any Buyer Top Vendor;

(ix) obligates the Buyer Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;

(x) is between any Buyer Company and any directors, officers or employees of a Buyer Company (other than at-will employment arrangements and restrictive covenants agreements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi) obligates the Buyer Companies to make any capital commitment or expenditure in excess of $250,000 (including pursuant to any joint venture);

(xii) relates to a material settlement under which any Buyer Company has outstanding obligations (other than customary confidentiality obligations); or

(xiii) provides another Person (other than another Buyer Company or any manager, director or officer of any Buyer Company) with a power of attorney.

(b) Except as disclosed in Schedule 3.12(b), with respect to each Buyer Material Contract: (i) such Buyer Material Contract is valid and binding and enforceable in all respects against the Buyer Company party thereto and, to the Knowledge of Buyer, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the Transactions will not affect the validity or enforceability of any Buyer Material Contract; (iii) no Buyer Company is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Buyer Company, or permit termination or acceleration by the other party thereto, under such Buyer Material Contract; (iv) to the Knowledge of Buyer, no other party to such Buyer Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Buyer Company, under such Buyer Material Contract; (v) no Buyer Company has received written or, to the Knowledge of Buyer, oral notice of an intention by any party to any such Buyer Material Contract to terminate such Buyer Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Buyer Company in any material respect; and (vi) no Buyer Company has waived any rights under any such Buyer Material Contract.

3.13 Intellectual Property.

(a) Schedule 3.13(a)(i) sets forth: (i) all Patents and Patent applications, Trademarks and service mark registrations and applications, Copyright registrations and applications and registered Internet Assets owned or licensed by a Buyer Company or otherwise used or held for use by a Buyer Company in which a Buyer Company is the owner, applicant or assignee (“Buyer Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Buyer Company. Schedule 3.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Buyer IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” Software agreements and other agreements for Software commercially available on reasonable terms to the public generally (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Buyer IP Licenses” as that term is used herein), under which a Buyer Company is a licensee or otherwise is authorized to use or practice any Intellectual Property. Each Buyer Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all material Intellectual Property currently used or held for use by such Buyer Company, and previously used by such Buyer Company, except for the Intellectual Property that is the subject of Buyer IP Licenses. Except as set forth on Schedule 3.13(a)(iii), all Buyer Registered IP is owned exclusively by the applicable Buyer Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Buyer Registered IP.

(b) Each Buyer Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Buyer IP Licenses applicable to such Buyer Company. Each Buyer Company has performed all material obligations imposed on it in Buyer IP Licenses, has made all payments required to date, and such Buyer Company is not, nor, to the Knowledge of Buyer, is any other party thereto, in material breach or material default thereunder, nor, to the Knowledge of Buyer, has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Buyer Companies of the Intellectual Property that is the subject of Buyer IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Buyer Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Buyer Company are valid and in force, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind.

(c) No Action is pending or, to Buyer’s Knowledge, threatened against a Buyer Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently owned, licensed, used or held for use by the Buyer Companies. No Buyer Company has received any written notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred (including any demands or offers to license any Intellectual Property rights from a third party), as a consequence of the business activities of any Buyer Company, nor to the Knowledge of Buyer is there a reasonable basis therefor. There are no Orders to which any Buyer Company is a party or its otherwise bound that (i) restrict the rights of a Buyer Company to use, transfer, license or enforce any Intellectual Property owned by a Buyer Company, (ii) restrict the conduct of the business of a Buyer Company in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by a Buyer Company. To Buyer’s Knowledge, no Buyer Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Buyer Company or, to the Knowledge of Buyer, otherwise in connection with the conduct of the respective businesses of the Buyer Companies. To Buyer’s Knowledge, no third party is infringing upon, has misappropriated or is otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Buyer Company (“Buyer IP”) in any material respect. No Buyer Company has received any opinion of counsel that any product or service provided or distributed in the operation of the businesses thereof, or the conduct of such business, currently or in the past, infringes any Intellectual Property right of another Person or any opinion of counsel otherwise regarding the right to practice any product or service in connection with such businesses.

(d) All employees and independent contractors of a Buyer Company have assigned to the Buyer Companies all Intellectual Property developed by such employees and independent contractors in the performance of services for a Buyer Company by such Persons other than to the extent ownership of such Intellectual Property would otherwise vest in the applicable the Buyer Company by operation of law. No current or former officers, employees or independent contractors of a Buyer Company have claimed any ownership interest in any Intellectual Property owned by a Buyer Company. To the Knowledge of Buyer, there has been no violation of a Buyer Company’s policies or practices related to protection of Buyer IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Buyer Company. To Buyer’s Knowledge, none of the employees of any Buyer Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Buyer Companies, or that would materially conflict with the business of any Buyer as presently conducted or contemplated to be conducted. Each Buyer Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Buyer IP to the extent such Buyer IP derives value from the secrecy and/or confidentiality thereof.

(e) To the Knowledge of Buyer, no Person has obtained unauthorized access to confidential third-party information and data in the possession of a Buyer Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data. To Buyer’s Knowledge, each Buyer Company has complied with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. To Buyer’s Knowledge, the operation of the business of the Buyer Companies has not and does not violate any right to privacy or publicity of any third party, or constitute unfair competition or trade practices under applicable Law.

(f) The consummation of any of the Transactions will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Buyer Company, or (ii) any Buyer IP License. Following the Closing, Buyer shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Buyer Companies’ rights under such Contracts or Buyer IP Licenses to the same extent that the Buyer Companies would have been able to exercise had the Transactions not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Buyer Companies would otherwise be required to pay in the absence of such Transactions.

3.14 Taxes and Returns. Except as set forth on Schedule 3.14:

(a) Each Buyer Company has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions). All such Tax Returns are true, accurate, correct and complete in all material respects. All Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in Buyer Financials have been established, have been timely paid, collected or withheld. Each Buyer Company has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no current pending or, to the Knowledge of Buyer, threatened Action against a Buyer Company by a Governmental Authority in a jurisdiction where a Buyer Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No Buyer Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of Buyer, orally by any Tax authority that any such audit is contemplated or pending. To Buyer’s Knowledge, there are no claims, assessments, audits, examinations, investigations or other Actions pending against a Buyer Company in respect of any Tax, and no Buyer Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in Buyer Financials have been established).

(d) There are no Liens with respect to any Taxes upon any Buyer Company’s assets, other than Permitted Liens.

(e) No Buyer Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a Buyer Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return (other than an extension resulting from having received an automatic extension of time to file the applicable Tax Return not requiring the approval of any Governmental Authority).

(f) No Buyer Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(g) No Buyer Company has engaged in any (i) “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b), (ii) “listed transaction,” or (iii) transaction, a “significant” purpose of which is the avoidance or evasion of U.S. federal income Tax, within the meanings of Sections 6662, 6662A, 6011, 6012, 6111 or 6707A of the Code or the Treasury Regulations promulgated thereunder.

(h) Each Buyer Company has complied with, and is currently in compliance with, all transfer pricing rules and regulations (including, to the extent applicable, Section 482 of the Code and any comparable or similar provision of applicable Law). To the extent legally required, the Buyer Companies have properly and timely documented their transfer pricing methodology in compliance with Sections 482 and 6662 of the Code and any comparable or similar provision of applicable Law. No Buyer Company is a party to any advance pricing agreement or any similar Contract or agreement. No Buyer Company is subject to any gain recognition agreement under Section 367 of the Code.

(i) No Buyer Company has been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code.

(j) No Buyer Company has any Liability for the Taxes of another Person (other than another Buyer Company) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes). No Buyer Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on such Buyer Company with respect to any period following the Closing Date.

(k) No Buyer Company has requested, or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(l) No Buyer Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which Buyer is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which Buyer is or was the common parent corporation.

(m) To the Knowledge of Buyer, no shareholder of Buyer is subject to a binding commitment or has otherwise agreed to sell, exchange, transfer by gift or otherwise dispose of any of the shares of Buyer received by it pursuant to this Agreement, or take any other action that would be reasonably likely to prevent the Share Exchange from qualifying as a transaction described in Section 351 of the Code.

(n) No Buyer Company, nor any of the respective Affiliates of any such Persons, have taken or have agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the Share Exchange from qualifying as an exchange described in Section 351 of the Code.

3.15 Real Property.

(a) Schedule 3.15(a) contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Buyer Company for the operation of the business of a Buyer Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Buyer Real Property Leases”), as well as the current annual rent and term under each Buyer Real Property Lease. Buyer has provided to the Company a true and complete copy of each of the Buyer Real Property Leases, and in the case of any oral Buyer Real Property Lease, a written summary of the material terms of such Buyer Real Property Lease. The Buyer Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Buyer Company or, to the Knowledge of Buyer, any other party under any of Buyer Real Property Leases, and no Buyer Company has received notice of any such condition.

(b) Schedule 3.15(b) contains a complete and accurate list of all property owned by a Buyer Company (“Buyer Owned Real Property”), including the name of the record owner of each Buyer Owned Real Property. No Buyer Company is a lessor, sublessor or grantor under any lease, sublease, Consent, license or other instrument granting to another Person any right to the possession, use, occupancy or enjoyment of the Owned Real Property.

(c) All certificates of occupancy, Permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of all Governmental Authorities, boards of fire underwriters, associations or any other Person having jurisdiction over the Owned Real Property that are required or appropriate to use or occupy the Owned Real Property or to operate the Buyer’s business as currently conducted thereon, have been issued and are in full force and effect. Buyer has not received any written notice from any Governmental Authorities of any uncured violations of any federal, state, county or municipal Law, ordinance, Order, regulation or requirement affecting the Buyer Companies, the Leased Real Property or the Owned Real Property or the ability of the Seller and the Buyer Companies to consummate the Transactions. Buyer Companies have not received any written notice that any insurance policy held by or on behalf of the Buyer Companies relating to or affecting the Buyer Owned Real Property or Buyer Real Property Leases is not in full force and effect and the Company has not received any written notice of default that remains uncured or notice terminating or threatening to terminate any such insurance policy.

3.16 Personal Property. Each item of Personal Property which is currently owned, used or leased by a Buyer Company with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) or that is otherwise material to its business is set forth on Schedule 3.16, along with to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Buyer Personal Property Leases”). Except as set forth in Schedule 3.16, all such items of personal property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Buyer Companies. The operation of each Buyer Company’s business as it is now conducted is not dependent upon the right to use the Personal Property of Persons other than a Buyer Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a Buyer Company. Buyer has provided to the Company a true and complete copy of each of the Buyer Personal Property Leases, and in the case of any oral Buyer Personal Property Lease, a written summary of the material terms of such Buyer Personal Property Lease. The Buyer Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of Buyer, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Buyer Company or any other party under any of the Buyer Personal Property Leases, and no Buyer Company has received notice of any such condition.

3.17 Title to and Sufficiency of Assets. Each Buyer Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the Buyer Interim Balance Sheet and (d) Liens set forth on Schedule 3.17. The assets (including Intellectual Property rights and contractual rights) of the Buyer Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Buyer Companies as it is now conducted or that are used or held by the Buyer Companies for use in the operation of the businesses of the Buyer Companies, and, taken together, are adequate and sufficient for the operation of the businesses of the Buyer Companies as currently conducted.

3.18 Employee Matters.

(a) Except as set forth in Schedule 3.18(a), no Buyer Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other Representative of any of the employees of any Buyer Company and Buyer has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of Buyer, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such Buyer Company employees. There are no unresolved labor Actions (including unresolved grievances and age or other discrimination claims) that are pending or, to the Knowledge of Buyer, threatened, between any Buyer Company and Persons employed by or providing services as independent contractors to a Buyer Company. No current officer or employee of a Buyer Company has provided any Buyer Company written or, to the Knowledge of Buyer, oral notice of his or her plan to terminate his or her employment with any Buyer Company.

(b) Except as set forth in Schedule 3.18(a), each Buyer Company (i) is and has been in compliance for the past three (3) years in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of Buyer, oral notice that there is any pending Action involving unfair labor practices against a Buyer Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of Buyer, threatened against a Buyer Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied Contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. No Buyer Company has received any report of any act or allegation of or relating to sex-based discrimination, sexual harassment, sexual misconduct, workplace harassment, or breach of any policy of any Buyer Company relating to the foregoing, in each case involving any employee, former employee or independent contractor or consultant, nor has there been any settlement or similar out-of-court or pre-litigation arrangement relating to any such matters, nor has any such action, settlement or other arrangement been proposed or, to the Buyer’s Knowledge, threatened.

(c) Except as set forth on Schedule 3.18(c), (A) no employee is a party to a written employment Contract with a Buyer Company and each is employed “at will,” and (B) the Buyer Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Buyer Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to Buyer’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 3.18(c), each Buyer Company employee has entered into Buyer’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Buyer Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Company by Buyer.

(d) Except as set forth on Schedule 3.18(d), each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and Copyrights in such Person’s agreement with a Buyer Company, a copy of which has been provided to the Company by Buyer. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Buyer Company are bona fide independent contractors and not employees of a Buyer Company. Except as set forth on Schedule 3.18(d), each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Buyer Company to pay severance or a termination fee.

3.19 Benefit Plans.

(a) Set forth on Schedule 3.19(a) is a true and complete list of each Benefit Plan that is maintained, contributed to, required to be contributed to, or sponsored by Buyer or any Buyer Company for the benefit of any current or former employee, officer, director or consultant, or under which Buyer or any Buyer Company has any liability (each, a “Buyer Benefit Plan”).

(b) With respect to each Buyer Benefit Plan, Buyer has made available to the Company accurate and complete copies, if applicable, of: (i) the current plan documents and currently effective related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of the material terms of any Buyer Benefit Plans which are not in writing; (ii) the most recent actuarial valuation; (iii) the most recent summary plan description and summaries of material modifications thereto; (iv) a copy of the three (3) most recently filed Form 5500 annual reports and accompanying schedules, (v) copy of the most recently received IRS determination, opinion or advisory letter; (vi) the three (3) most recent nondiscrimination testing reports, safe-harbor notice, and automatic enrollment notices, as applicable, and (vii) all material non-routine communications with any Governmental Authority within the past three (3) years concerning any matter that is still pending or for which a Buyer Company has any outstanding Liability or obligation.

(c) With respect to each Buyer Benefit Plan: (i) such Buyer Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) to the Knowledge of Buyer no breach of fiduciary duty has occurred; (iii) no Action is pending, or to Buyer’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Buyer Benefit have in all material respects been timely made.

(d) No Buyer Company has any commitment to modify, change or terminate any Buyer Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(e) No Buyer Company is a party to any agreement, contract, arrangement or Buyer Benefit Plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or non-U.S. law) or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding or similar provision of state, local or non-U.S. law).

(f) None of the Buyer Benefit Plans is or has at any time been, nor does any Buyer Company or any ERISA Affiliate (as defined below) have or reasonably expect to have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, (iv) a multiple employer welfare arrangement under ERISA, or (v) a voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code. For purposes of this Agreement, “ERISA Affiliate” means any entity that together with any Buyer Company is a “single employer” for purposes of Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

3.20 Environmental Matters. Except as set forth in Schedule 3.20:

(a) Each Buyer Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to Buyer’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to Buyer’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) No Buyer Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Buyer Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c) No Action has been made or is pending, or to Buyer’s Knowledge, threatened, against any Buyer Company or any assets of a Buyer Company alleging either or both that a Buyer Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) No Buyer Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any Buyer Company or any property currently or formerly owned, operated, or leased by any Buyer Company or any property to which a Buyer Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Buyer Company incurring any material Environmental Liabilities.

(e) There is no investigation of the business, operations, or currently owned, operated, or leased property of a Buyer Company or, to Buyer’s Knowledge, previously owned, operated, or leased property of a Buyer Company pending or, to Buyer’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of Buyer, there is not located at any of the properties of a Buyer Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g) Buyer has provided to the Company all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Buyer Company.

3.21 Transactions with Related Persons. Except as set forth on Schedule 3.21, no Buyer Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Buyer Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with a Buyer Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of Buyer Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Buyer Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 3.21, no Buyer Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Buyer Company. Except as set forth on Schedule 3.21, assets of the Buyer Companies do not include any receivable or other obligation from a Related Person, and the Liabilities of the Buyer Companies do not include any payable or other obligation or commitment to any Related Person. Schedule 3.21 specifically identifies all Contracts, arrangements or commitments set forth on such Schedule 3.21 that cannot be terminated upon sixty (60) days’ notice by the Buyer Companies without cost or penalty.

3.22 Investment Company Act. Buyer is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

3.23 Finders and Brokers. Except as set forth on Schedule 3.23, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Buyer, the Buyer Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of Buyer.

3.24 Certain Business Practices.

(a) No Buyer Company, nor any of their Representatives acting on their behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since January 1, 2021, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Buyer Company or assist and Buyer Company in connection with any actual or proposed transaction.

(b) The operations of each Buyer Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Buyer Company with respect to any of the foregoing is pending or, to the Knowledge of Buyer, threatened.

(c) No Buyer Company or any of their respective directors or officers, or, to the Knowledge of Buyer, any other Representative acting on behalf of a Buyer Company, is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and no Buyer Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

3.25 Business Insurance.

(a) Schedule 3.25(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Buyer Company relating to a Buyer Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Buyer Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Buyer Company has any self-insurance or co-insurance programs. Since January 1, 2021, no Buyer Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 3.25(b) identifies each individual insurance claim in excess of $50,000 made by a Buyer Company since January 1, 2021. Each Buyer Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Buyer Companies. To the Knowledge of Buyer, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Buyer Company has made any claim against an insurance policy as to which the insurer is denying coverage.

3.26 Top Suppliers. Schedule 3.26 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2022 and (b) the period from January 1, 2023 through September 30, 2023, the ten (10) largest suppliers of goods or services to the Buyer Companies (the “Buyer Top Vendors”), along with the amounts of such dollar volumes. The relationships of each Buyer Company with such suppliers are good commercial working relationships and (i) no Buyer Top Vendor within the last twelve (12) months has cancelled or otherwise terminated, or, to Buyer’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a Buyer Company, (ii) no Buyer Top Vendor has during the last twelve (12) months decreased materially or, to Buyer’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a Buyer Company or intends to stop, decrease or limit materially its products or services to any Buyer Company or its usage or purchase of the products or services of any Buyer Company, (iii) to Buyer’s Knowledge, no Buyer Top Vendor intends to refuse to pay any amount due to any Buyer Company or seek to exercise any remedy against any Buyer Company, (iv) except as set forth on Schedule 3.26, no Buyer Company has within the past two (2) years been engaged in any material dispute with any Buyer Top Vendor, and (v) to Buyer’s Knowledge, the consummation of the Transactions and the Ancillary Documents will not adversely affect the relationship of any Buyer Company with any Buyer Top Vendor.

3.27 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Company and the Sellers set forth in this Agreement (including the related portions of the Company Disclosure Schedules (as defined below)) and in any certificate delivered to Buyer pursuant hereto, and the information provided by or on behalf of the Company or the Sellers for the Registration Statement; and (b) none of the Company or the Sellers or their respective Representatives have made any representation or warranty as to the Target Companies or the Sellers, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Buyer pursuant hereto.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Buyer on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to Buyer as follows:

4.1 Organization and Standing. The Company is a company duly incorporated, validly existing and in good standing under the laws of Switzerland and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each other Target Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 4.1 lists all jurisdictions in which any Target Company is qualified to conduct business and all names other than its legal name under which any Target Company does business. The Company has provided to Buyer accurate and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents.

4.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the board of directors and shareholders of the Company in accordance with the Company’s Organizational Documents, the laws of its jurisdiction of incorporation or formation, any other applicable Law and any Contract to which the Company or any of its shareholders are party or bound and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is a party shall be when delivered, duly and validly executed and delivered by the Company Party and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

4.3 Capitalization.

(a) The issued shares in the capital of the Company consists of 412,572 Company Shares, and there are no other issued equity interests of the Company, or rights to acquire equity interests of the Company, except for the Company Convertible Securities. Prior to giving effect to the Transactions, Sellers are the legal (registered) and beneficial owners of all of the issued and outstanding equity interests of the Company, with each Seller owning the Company Shares or Convertible Securities set forth on Schedule 4.3(a), all of which are owned by the Sellers free and clear of any Liens other than those imposed under the Company Organizational Documents and applicable securities Laws. After giving effect to the Share Exchange, Buyer shall own all of the issued and outstanding Company Shares free and clear of any Liens other than those imposed under the Company Organizational Documents and applicable securities Laws. All of the issued Company Shares have been duly authorized, are fully paid and non-assessable (meaning no further payments are due by the respective holder) and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the laws of its jurisdiction of incorporation or formation, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound. The Company does not, directly or indirectly, hold any of its shares or other equity interests in treasury.

(b) Schedule 4.3(b) sets forth the beneficial and record owners of all outstanding Company Convertible Securities (if any) prior to the Share Exchange, and except as set forth on Schedule 4.3(b), there are no Company Convertible Securities or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its shareholders are a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 4.3(b), there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s share capital. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its shares or securities, nor has the Company granted any registration rights to any Person with respect to its shares. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable securities Laws. Except as set forth on Schedule 4.3(b), no shares in the capital of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise) as a result of the consummation of the Transactions.

(c) All Indebtedness of the Company as of the date of this Agreement is disclosed in the audited financial statements of the Target Companies as of December 31, 2022, or on Schedule 4.3(c). No Indebtedness of the Company contains any restriction upon: (i) the prepayment of any such Indebtedness, (ii) the incurrence of Indebtedness by the Company, (iii) the ability of the Company to grant any Lien on its properties or assets, or (iv) the consummation of the Transactions.

(d) Since January 1, 2023, the Company has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any shares in the capital of the Company, and the board of directors of the Company has not authorized any of the foregoing.

4.4 Subsidiaries. Schedule 4.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. Except as set forth in Schedule 4.4, no Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Schedule 4.4, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. No Target Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Target Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.5 Governmental Approvals. No Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws and (c) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to have a Material Adverse Effect on the Company.

4.6 Non-Contravention. Except as otherwise described in Schedule 4.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is a party, the consummation by any Target Company of the transactions contemplated hereby and thereby, and compliance by any Target Company with any of the provisions hereof and thereof, shall not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.6 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person under or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except for any deviations from the foregoing clause (c) that would not reasonably be expected to have a Material Adverse Effect on the Company.

4.7 Financial Statements.

(a) As used herein, the term “Company Financials” means (i) the audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheet of the Target Companies as of December 31, 2022 (the “Company Balance Sheet”; such date, the “Company Balance Sheet Date”), and as of December 31, 2021 and December 31, 2020, and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the years then ended (the “Audited Company Financials”). The Audited Company Financials (x) were prepared from the books and records of the Target Companies as of the times and for the periods referred to therein, (y) were prepared in accordance with Swiss GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for Swiss GAAP and exclude year-end adjustments which will not be material in amount), and (z) are complete and correct and fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Target Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. Since January 1, 2021, no Target Company nor its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c) The Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(c), and in such amounts (including principal and any accrued but unpaid interest or other obligations with respect to such Indebtedness), as set forth on Schedule 4.7(c). Except as disclosed on Schedule 4.7(c), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(d) No Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with Swiss GAAP), including any off-balance sheet obligations or any “variable interest entities” (within the meaning Accounting Standards Codification 810), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Company Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Company Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e) All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to Buyer or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

4.8 Absence of Certain Changes. Since January 1, 2023, except as set forth on Schedule 4.8 or for actions expressly contemplated by this Agreement, each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice and (b) not been subject to a Material Adverse Effect.

4.9 Compliance with Laws. No Target Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any Target Company received, since January 1, 2021, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

4.10 Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”) except where the failure to have any of such Company Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Buyer true, correct and complete copies of all Company Permits material to the Company’s business, all of which material Company Permits are listed on Schedule 4.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.

4.11 Litigation. Except as described on Schedule 4.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, nor is there any reasonable basis for any Action to be made (and no such Action has been brought or, to the Company’s Knowledge, threatened since January 1, 2021); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority since January 1, 2021, in either case of (a) or (b) by or against any Target Company, its current or former directors or officers (provided, that any litigation involving the directors or officers of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 4.11, if finally determined adverse to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon the Target Companies, taken as a whole. Since January 1, 2021, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.12 Material Contracts.

(a) Schedule 4.12(a) sets forth a true, correct and complete list of, and the Company has made available to Buyer (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 4.12(a), a “Company Material Contract”) that:

(i) contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange-traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $100,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $100,000 per year or $500,000 in the aggregate (other than each employment, management, service or consulting agreement);

(viii) is with any Company Top Customer or Company Top Vendor;

(ix) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;

(x) is between any Target Company and any directors, officers or employees of a Target Company (other than at-will employment arrangements and restrictive covenant agreements with employees entered into in the ordinary course of business consistent with past practice, and loans made to employees in the ordinary course of business in an amount not exceeding $25,000), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi) obligates the Target Companies to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);

(xii) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations); or

(xiii) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney.

(b) With respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the Transactions will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) no Target Company is in breach or default in any material respect, and no event has occurred that to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect; and (vi) no Target Company has waived any rights under any such Company Material Contract.

4.13 Intellectual Property.

(a) Schedule 4.13(a)(i) sets forth: (i) all Patents and Patent applications, Trademarks and service mark registrations and applications, Copyright registrations and applications and registered Internet Assets owned or licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered trademarks and software owned or purported to be owned by a Target Company; Schedule 4.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than Off-the-Shelf Software), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property. Each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all material Intellectual Property currently used or held for use by such Target Company, and previously used by such Target Company, except for the Intellectual Property that is the subject of the Company IP Licenses. Except as set forth on Schedule 4.13(a)(iii), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP.

(b) All registration and maintenance fees relating to the Intellectual Property have been paid when due. Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. Each Target Company has performed all material obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in material breach or material default thereunder, nor, to the Knowledge of the Company, has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Target Companies of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Target Company are valid and in force, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind.

(c) No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently owned, licensed, used or held for use by the Target Companies. No Target Company has received any written notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred (including any demands or offers to license any Intellectual Property rights from a third party), as a consequence of the business activities of any Target Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which any Target Company is a party or its otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by a Target Company. No Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is infringing upon, has misappropriated or is otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Target Company (“Company IP”) in any material respect. No Target Company has received any opinion of counsel that any product or service provided or distributed in the operation of the businesses thereof, or the conduct of such business, currently or in the past, infringes any Intellectual Property right of another Person or any opinion of counsel otherwise regarding the right to practice any product or service in connection with such businesses.

(d) All employees and independent contractors of a Target Company have assigned to the Target Companies all Intellectual Property (including but not limited to inventions, and in each case including the unrestricted right of use) developed by such employees and independent contractors in the performance of services for a Target Company by such Persons (without further payment or royalty) other than to the extent ownership of such Intellectual Property would otherwise vest in the applicable the Target Company by operation of law. No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company. To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of the Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Target Companies, or that would materially conflict with the business of any Target Company as presently conducted or contemplated to be conducted. Each Target Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP to the extent such Company IP derives value from the secrecy and/or confidentiality thereof.

(e) To the Knowledge of the Company, no Person has obtained unauthorized access to confidential third-party information and data in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data. To the Knowledge of the Company, each Target Company has complied with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. To the Knowledge of the Company, the operation of the business of the Target Companies has not and does not violate any right to privacy or publicity of any third party, or constitute unfair competition or trade practices under applicable Law. The Company has taken adequate precautions to protect, document and safeguard all trade secrets, know-how, confidential information, customer lists, software, technical information, data and process technology that relate to the business of the Company.

(f) The consummation of any of the Transactions will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Contracts or Company IP Licenses to the same extent that the Target Companies would have been able to exercise had the Transactions not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such Transactions.

4.14 Taxes and Returns. Except as set forth on Schedule 4.14:

(a) Each Target Company has timely filed, or caused to be filed, all material Tax Returns required to be filed by it (taking into account all available extensions). All such Tax Returns are true, accurate, correct and complete in all material respects. All Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established, have been timely paid, collected or withheld. Each Target Company has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no current pending or, to the Knowledge of the Company, threatened Action against a Target Company by a Governmental Authority in a jurisdiction where a Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No Target Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. To the Knowledge of the Company, there are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return (other than an extension resulting from having received an automatic extension of time to file the applicable Tax Return not requiring the approval of any Governmental Authority).

(f) No Target Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(g) No Target Company has engaged in any (i) “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b), (ii) “listed transaction,” or (iii) transaction, a “significant” purpose of which is the avoidance or evasion of U.S. federal income Tax, within the meanings of Sections 6662, 6662A, 6011, 6012, 6111 or 6707A of the Code or the Treasury Regulations promulgated thereunder.

(h) Each Target Company has complied with, and is currently in compliance with, all transfer pricing rules and regulations (including, to the extent applicable, Section 482 of the Code and any comparable or similar provision of applicable Law). To the extent legally required, the Target Companies have properly and timely documented their transfer pricing methodology in compliance with Sections 482 and 6662 of the Code and any comparable or similar provision of applicable Law. No Target Company is a party to any advance pricing agreement or any similar Contract or agreement. No Target Company is subject to any gain recognition agreement under Section 367 of the Code.

(i) No Target Company has been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code.

(j) No Target Company has any Liability for the Taxes of another Person (other than another Target Company) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on such Target Company with respect to any period following the Closing Date.

(k) No Target Company has requested, or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(l) No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(m) No Target Company is treated as a domestic corporation (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes. No Target Company has ever been engaged in a U.S. trade or business (within the meaning of the Code).

(n) As a result of the Share Exchange, Buyer will satisfy the “active trade or business test” as defined in Treasury Regulation Section 1.367(a)-3(c)(3), including, without limitation, the requirements that (i) Buyer be engaged, directly or indirectly through a qualified Subsidiary or qualified partnership, in an active trade or business for the entire thirty-six (36) month period immediately preceding the Transactions, (ii) Buyer has no intention at the time of the Transactions to dispose of or discontinue such trade or business, and (iii) the substantiality test (as defined in Treasury Regulation Section 1.367(a)-3(c)(3)(iii)) will be satisfied.

(o) To the Knowledge of the Company, no Seller is subject to a binding commitment or has otherwise agreed to sell, exchange, transfer by gift or otherwise dispose of any of the shares of Buyer, or take any other action that would be reasonably likely to prevent the Share Exchange from qualifying as a transaction described in Section 351 of the Code.

(p) No Target Company, nor any of the respective Affiliates of any such Persons, have taken or have agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the Share Exchange from qualifying as an exchange described in Section 351 of the Code.

(q) There are no actual or contingent Tax Liabilities of the Company in connection with (i) any acquisition of a company or any merger, de-merger or similar transaction involving the Company, or (ii) any shareholder loans or other transactions between the Company on the one hand and any of the Sellers or any of their Affiliates on the other hand.

(r) The Company has no permanent establishments (Betriebsstätte im steuerrechtlichen Sinn) in Switzerland or in any other country.

(s) The Company has not made any hidden profit distributions to shareholders or related parties at any time. No hidden capital contributions have been made to the Company at any time.

4.15 Real Property. Schedule 4.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to Buyer a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. The Company has made no changes to Company Real Property Leases that will require material payments by the Company at termination of the lease to restore the leased premises to their original conditions. No Target Company owns any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

4.16 Personal Property. Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) is set forth on Schedule 4.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 4.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted is not dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a Target Company. The Company has provided to Buyer a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such the Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.

4.17 Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, and (c) Liens specifically identified on the Company Balance Sheet. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and, taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted.

4.18 Employee Matters.

(a) No Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other Representative of any of the employees of any Target Company and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any Target Company employees. There are no unresolved labor Actions (including unresolved grievances and age or other discrimination claims) that are pending or, to the Knowledge of the Company, threatened, between any Target Company and Persons employed by or providing services as independent contractors to a Target Company. No current officer or employee of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company.

(b) Except as set forth in Schedule 4.18(b), each Target Company (i) is and has been in compliance for the past three (3) years in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied Contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. No Target Company has received any report of any act or allegation of or relating to sex-based discrimination, sexual harassment, sexual misconduct, workplace harassment, or breach of any policy of any Target Company relating to the foregoing, in each case involving any employee, former employee or independent contractor or consultant, nor has there been any settlement or similar out-of-court or pre-litigation arrangement relating to any such matters, nor has any such action, settlement or other arrangement been proposed or, to the Company’s Knowledge, threatened.

(c) Schedule 4.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Target Companies showing for each as of such date the employee’s name, job title or description, employer and location. Except as set forth on Schedule 4.18(c), (A) all employees are parties to a written employment Contract with a Target Company and (B) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 4.18(c), each Target Company employee has entered into the Company’s standard employment agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to Buyer by the Company.

(d) Schedule 4.18(d) contains a list of all independent contractors (including consultants) currently engaged by any Target Company. Except as set forth on Schedule 4.18(c), all of such independent contractors are a party to a written Contract with a Target Company. Except as set forth on Schedule 4.18(d), each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.

4.19 Benefit Plans..

(a) Set forth on Schedule 4.19(a) is a true and complete list of each Foreign Plan of a Target Company (each, a “Company Benefit Plan”). No Target Company nor any ERISA Affiliate has ever established, maintained, contributed to, or has or had any Liability with respect to (or had an obligation to contribute to) any Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

(b) With respect to each Company Benefit Plan, the Company has made available to Buyer accurate and complete copies, if applicable, of: (i) the current plan documents and currently effective related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of the material terms of any Company Benefit Plans which are not in writing; (ii) the most recent actuarial valuation; and (iv) all material non-routine communications with any Governmental Authority within the past three (3) years concerning any matter that is still pending or for which a Target Company has any outstanding Liability or obligation.

(c) With respect to each Company Benefit Plan: (i) such Company Benefit Plan (1) has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and (2) has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit have in all material respects been timely made. No Target Company has incurred, or will incur in connection with the Transactions, any material Liability in connection with termination of, or withdrawal from, any Company Benefit Plan, except for customary administrative charges.

(d) To the extent applicable, the present value of the accrued benefit Liabilities (whether or not vested) under each Company Benefit Plan, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Company Benefit Plan allocable to such benefit Liabilities or have been accrued in all material respects on the Company Financials.

(e) The Company is not, nor will be, obligated, whether under any Company Benefit Plan or otherwise, to pay separation, severance, termination or similar benefits to any Person as a result of any Transaction, nor will any Transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any Person. The Transactions shall not be the direct or indirect cause of any amount paid or payable by a Target Company being classified as an “excess parachute payment” under Section 280G of the Code and no arrangement exists pursuant to which the Company or any Target Company will be required to “gross up” or otherwise compensate any Person because of the imposition of any excise tax under Section 4999 on a payment to such Person.

4.20 Environmental Matters. Except as set forth in Schedule 4.20:

(a) Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Environmental Permits required for its business and operations, no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c) No Action has been made or is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.

(e) There is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g) The Company has provided to Buyer all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any the Target Company.

4.21 Transactions with Related Persons. No Target Company nor any of its Related Persons is presently, or in the past three (3) years, has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). No Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. The assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the Liabilities of the Target Companies do not include any payable or other obligation or commitment to any Related Person other than employment agreements entered at arm’s length terms. Schedule 4.21 specifically identifies all Contracts, arrangements or commitments set forth on such Schedule 4.21 that cannot be terminated upon sixty (60) days’ notice by the Target Companies without cost or penalty other than employment agreements entered at arm’s length terms.

4.22 Business Insurance.

(a) Schedule 4.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to Buyer. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Target Company has any self-insurance or co-insurance programs. Since January 1, 2021, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 4.22(b) identifies each individual insurance claim in excess of $50,000 made by a Target Company since January 1, 2021. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

4.23 Top Customers and Suppliers. Schedule 4.23 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2022 and (b) the period from January 1, 2023 through the Company Balance Sheet Date, the ten (10) largest customers of the Target Companies (the “Company Top Customers”) and the ten largest suppliers of goods or services to the Target Companies (the “Company Top Vendors”), along with the amounts of such dollar volumes. The relationships of each Target Company with such suppliers and customers are good commercial working relationships and (i) no Company Top Vendor or Company Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a Target Company, (ii) no Company Top Vendor or Company Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a Target Company or intends to stop, decrease or limit materially its products or services to any Target Company or its usage or purchase of the products or services of any Target Company, (iii) to the Company’s Knowledge, no Company Top Vendor or Company Top Customer intends to refuse to pay any amount due to any Target Company or seek to exercise any remedy against any Target Company, (iv) no Target Company has within the past two (2) years been engaged in any material dispute with any Company Top Vendor or Company Top Customer, and (v) to the Company’s Knowledge, the consummation of the Transactions and the Ancillary Documents will not adversely affect the relationship of any Target Company with any Company Top Vendor or Company Top Customer.

4.24 Certain Business Practices.

(a) No Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since January 1, 2021, directly or indirectly given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b) The operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

4.25 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

4.26 Finders and Brokers. Except as set forth in Schedule 4.26, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Company, the Target Companies or any of their respective Affiliates in connection with the Transactions contemplated hereby based upon arrangements made by or on behalf of any Target Company.

4.27 No Subsidies. No Target Company has received any subsidies, aid or relief from any Governmental Authority or organization (including but not limited to Tax relief), which will be or may have to be repaid due to the execution or the consummation of the transactions contemplated by this Agreement or otherwise.

4.28 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Buyer’s stockholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Buyer or its Affiliates.

4.29 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Buyer and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Buyer for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of Buyer set forth in this Agreement (including the related portions of the Buyer Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of Buyer for the Registration Statement; and (b) none of Buyer or its Representatives have made any representation or warranty as to Buyer, except as expressly set forth in this Agreement (including the related portions of the Buyer Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

Article V
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Seller Disclosure Schedules, the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, each Seller, severally and not jointly, hereby represents and warrants to the Company and Buyer as follows:

5.1 Organization and Standing. Such Seller, if not an individual, is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

5.2 Authorization; Binding Agreement. Such Seller has all requisite power, authority and legal right and, if an individual, capacity, to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform such Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which such Seller is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by such Seller and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the Enforceability Exceptions. No other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of such Seller or the Company are necessary to authorize the execution and delivery by such Seller of this Agreement and each Ancillary Document to which such Seller is a party or to consummate the transactions contemplated hereby and thereby.

5.3 Ownership. Such Seller owns good, valid and marketable title to the Purchased Shares set forth opposite such Seller’s name on Annex I attached hereto, free and clear of any and all Liens (other than those imposed by applicable securities Laws or the Company’s Organizational Documents). There are no proxies, voting rights, shareholders’ agreements or other agreements or understandings, to which such Seller is a party or by which such Seller is bound, with respect to the voting or transfer of any of such Seller’s Purchased Shares other than this Agreement. Upon delivery of such Seller’s Purchased Shares to Buyer on the Closing Date in accordance with this Agreement, the entire legal and beneficial interest in such Purchased Shares and good, valid and marketable title to such Purchased Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by Buyer), will pass to Buyer.

5.4 Governmental Approvals. No Consent of or with any Governmental Authority on the part of such Seller is required to be obtained or made in connection with the execution, delivery or performance by such Seller of this Agreement or any Ancillary Documents or the consummation by such Seller of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to materially impair or delay the ability of such Seller to consummate the Transactions.

5.5 Non-Contravention. The execution and delivery by such Seller of this Agreement and each Ancillary Document to which it is a party or otherwise bound and the consummation by such Seller of the transactions contemplated hereby and thereby, and compliance by such Seller with any of the provisions hereof and thereof, will not, (a) if such Seller is an entity, conflict with or violate any provision of such Seller’s Organizational Documents, (b) conflict with or violate any Law, Order or Consent applicable to such Seller or any of its properties or assets or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Seller under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Seller under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which such Seller is a party or such Seller or its properties or assets are otherwise bound, except for any deviations from the foregoing clause (c) that has not had and would not reasonably be expected to materially impair or delay the ability of such Seller to consummate the Transactions.

5.6 No Litigation. There is no Action pending or, to the Knowledge of such Seller, threatened, nor any Order is outstanding, against or involving such Seller, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to materially and adversely affect the ability of such Seller to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which such Seller is or is required to be a party.

5.7 Investment Representations. Such Seller (a) is either not a “U.S. Person,” as such term is defined in Rule 902 of Regulation S under the Securities Act, or is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D under the Securities Act; (b) is acquiring its portion of the Exchange Shares for itself for investment purposes only, and not with a view towards any resale or distribution of such Exchange Shares; (c) has been advised and understands that the Exchange Shares (i) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable state securities Laws, (ii) have not been registered under the Securities Act or any applicable state securities Laws and, therefore, must be held indefinitely and cannot be resold unless such Exchange Shares are registered under the Securities Act and all applicable state securities Laws, unless exemptions from registration are available, and (iii) are subject to additional restrictions on transfer pursuant to such Seller’s Lock-Up Agreement; and (d) is aware that an investment in Buyer is a speculative investment and is subject to the risk of complete loss. Such Seller does not have any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third Person, with respect to the Exchange Shares. Such Seller is capable of evaluating the risks and merits of an investment in Buyer and of protecting its interests in connection with this investment. Such Seller has carefully read and understands all materials provided by or on behalf of Buyer or its Representatives to such Seller or such Seller’s Representatives pertaining to an investment in Buyer and has consulted, as such Seller has deemed advisable, with its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for such Seller. Such Seller acknowledges that the Exchange Shares are subject to dilution for events not under the control of such Seller. Such Seller has completed its independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the transactions contemplated hereby and the suitability of this Agreement and the transactions contemplated hereby for such Seller and its particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by Buyer or its Representatives. Such Seller acknowledges and agrees that, except as set forth in Article III (including the related portions of the Buyer Disclosure Schedules), no representations or warranties have been made by Buyer or any of its Representatives, and that such Seller has not been guaranteed or represented to by any Person, (i) any specific amount or the event of the distribution of any cash, property or other interest in Buyer or (ii) the profitability or value of the Exchange Shares in any manner whatsoever. Such Seller: (A) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (B) has had the full right and opportunity to consult with such Seller’s attorneys and other advisors and has availed itself of this right and opportunity; (C) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to it or him by such counsel; (D) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (E) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

5.8 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from such Seller or any of its Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Seller.

5.9 Information Supplied. None of the information supplied or to be supplied by such Seller expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Buyer’s stockholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by such Seller expressly for inclusion or incorporation by reference in any of the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, such Seller does not make any representation, warranty or covenant with respect to any information supplied by or on behalf of Buyer or its Affiliates.

5.10 Independent Investigation. Such Seller has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Buyer and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Buyer for such purpose. Such Seller acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, such Seller has relied solely upon its own investigation and the express representations and warranties of Buyer set forth in this Agreement (including the related portions of the Buyer Disclosure Schedules) and in any certificate delivered to such Seller pursuant hereto, and the information provided by or on behalf of Buyer for the Registration Statement; and (b) neither Buyer not its Representatives have made any representation or warranty as to Buyer, except as expressly set forth in this Agreement (including the related portions of the Buyer Disclosure Schedules) or in any certificate delivered to such Seller pursuant hereto.

Article VI
OTHER AGREEMENTS OF the PARTIES

6.1 Access and Information. During the period from the Closing until the Conversion (the “Interim Period”), Buyer shall give, and shall cause its Representatives to give, the Sellers’ Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Buyer or its Subsidiaries, as the Sellers’ Representatives may reasonably request regarding Buyer, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of Buyer’s Representatives to reasonably cooperate with the Sellers’ Representatives in his investigation; provided, however, that the Sellers’ Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Buyer or any of its Subsidiaries.

6.2 Litigation Support. Following the Closing, in the event that and for so long as any party is actively contesting or defending against any Action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that existing on or prior to the Closing Date involving the Company, each of the other parties will (i) reasonably cooperate with the contesting or defending party and its counsel in the contest or defense, (ii) make available its personnel at reasonable times during normal business hours and upon reasonable notice and (iii) provide (A) such testimony and (B) access to its non-privileged books and records as may be reasonably requested in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless such contesting or defending party is entitled to indemnification therefor Article VII in which case, the costs and expense will be borne by the parties as set forth in Article VII).

6.3 No Trading. The Company and the Sellers each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Buyer, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, Buyer, the Sellers and the Sellers Representative each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Buyer, communicate such information to any third party, take any other action with respect to Buyer in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

6.4 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions. Without limiting the foregoing, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to as soon as practicable obtain from each holder of more than five percent (5%) of Buyer’s voting stock and each director and executive officer of Buyer a duly executed Parent Stockholder Support Agreement in the form attached as Exhibit C.

6.5 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

6.6 Conduct of Business Prior to Conversion.

(a) Unless the Sellers’ Representative shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 6.5 Buyer shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to Buyer and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 6.6(a) and except as contemplated, permitted or required by the terms of this Agreement or the Ancillary Documents or as required by applicable Law or as set forth on Schedule 6.5, during the Interim Period, without the prior written consent of the Sellers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law except in connection with a Permitted Financing;

(ii) (A) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, other than the issuance of the Buyer Common Stock issuable upon conversion of the Preferred Shares or (B)_engage in any hedging transaction with a third Person with respect to such securities, except, in each case of (A) and (B), pursuant to a Company Benefit Plan or in connection with a Permitted Financing;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person, except in connection with a Permitted Financing;

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with U.S. GAAP;

(vi) terminate, waive or assign any material right under any Buyer Material Contract or Company Material Contract other than in the ordinary course of business;

(vii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent;

(viii) establish any Subsidiary or enter into any new line of business;

(ix) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(x) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with U.S. GAAP and after consulting Buyer’s outside auditors;

(xi) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Buyer or its Subsidiary) not in excess of $500,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Buyer Financials;

(xii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiii) make capital expenditures in excess of $500,000 individually for any project (or set of related projects) or $1,000,000 in the aggregate;

(xiv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xv) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 6.6 during the Interim Period, except in connection with a Permitted Financing;

(xvi) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xvii) enter into any agreement, understanding or arrangement with respect to the voting of Buyer Common Stock, except in connection with a Permitted Transaction or Permitted Financing;

(xviii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xix) authorize or agree to do any of the foregoing actions.

Buyer shall notify the Company in writing of any such actions taken in accordance with the foregoing proviso and shall use commercially reasonable efforts to mitigate any negative effects of such actions on Buyer and its Subsidiaries.

6.7 Buyer Public Filings. During the Interim Period, Buyer will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Conversion to maintain the listing of Buyer Common Stock on Nasdaq.

6.8 The Registration Statement .

(a) As promptly as practicable after the date hereof, Buyer shall prepare with the assistance of the Company and file with the SEC a registration statement on Form S-1, Form S-4 or similar form (as amended or supplemented from time to time, the “Registration Statement”) in connection with the registration under the Securities Act of the Buyer Securities to be issued under this Agreement prior to the Closing, and the resale thereof, as applicable, and the Buyer Common Stock underlying the Buyer Preferred Stock, and will also prepare a proxy statement of Buyer (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Buyer stockholders for the matters to be acted upon at the Special Stockholder Meeting.

(b) The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Buyer stockholders to vote, at a special meeting of Buyer stockholders to be called and held for such purpose (the “Special Stockholder Meeting”), in favor of resolutions approving (A) the issuance of shares of Buyer Common Stock in connection with the Conversion, by the holders of Buyer Common Stock in accordance with Buyer’s Organizational Documents and the rules and regulations of the SEC and Nasdaq, (B) amendment of Buyer’s Certificate of Incorporation to authorize sufficient additional shares of Common Stock to permit the Conversion, (C) the appointment of the members of the Post-Stockholder Approval Buyer Board, in each case in accordance with Section 6.12 hereof, and (D) such other matters as the Company and Buyer shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (A) through (D), collectively, the “Stockholder Approval Matters”), and (E) the adjournment of the Special Stockholder Meeting, if necessary or desirable in the reasonable determination of Buyer.

(c) If, on the date one day immediately preceding the date for which the Special Stockholder Meeting is scheduled, Buyer reasonably believes that it will not receive proxies representing a sufficient number of shares to obtain the Stockholder Approval, whether or not a quorum is present, or, Buyer will not have sufficient shares of Buyer common stock to constitute a quorum, Buyer may in its sole discretion make one or more successive postponements or adjournments of the Special Stockholder Meeting as long as such Special Stockholder Meeting is not postponed more than five days for each postponement or adjournment or an aggregate of ten days for all such postponements or adjournments. In connection with the Registration Statement and the Proxy Statement, Buyer shall file with the SEC financial and other information about the Transactions in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in Buyer’s Organizational Documents and the rules and regulations of the SEC and Nasdaq. Buyer shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide Buyer with such information concerning the Target Companies and their equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement or Proxy Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(d) Buyer shall use commercially reasonable best efforts to have the Proxy Statement filed with the SEC as promptly as reasonably practicable. Buyer shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Proxy Statement and the Special Stockholder Meeting, respectively. Each of Buyer and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Buyer and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement and the Proxy Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement and the Proxy Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Buyer shall amend or supplement the Proxy Statement and cause the Proxy Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Buyer’s stockholders to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Buyer’s Organizational Documents; provided, however, Buyer may not amend the Proxy Statement without Buyer’s written consent.

(e) Buyer, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and Proxy Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement and Proxy Statement to “clear” comments from the SEC and become effective, as applicable. Buyer shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Buyer or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement and Proxy Statement, the Special Stockholder Meeting promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments. Buyer shall use its commercially reasonable efforts to maintain the effectiveness of the Registration Statement until such time that all restrictive legends have been removed in respect to the Buyer Securities registered under the Registration Statement pursuant to this Section 6.8.

(f) As soon as practicable following the Proxy Statement “clearing” comments from the SEC, Buyer shall distribute the Proxy Statement to Buyer’s stockholders and, pursuant thereto, shall call the Special Stockholder Meeting. Buyer agrees that: (i) Buyer’s Board shall recommend that the holders of Buyer Common Stock vote to approve the Stockholder Approval Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in this Section 6.8, (ii) the Proxy Statement shall include a statement to the effect that Buyer’s Board recommends that Buyer’s stockholders vote to approve the Stockholder Approval Matters.

(g) Buyer shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Buyer’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Proxy Statement, any solicitation of proxies thereunder, the calling and holding of the Special Stockholder Meeting.

6.9 Nasdaq Change of Control Application. The Parties shall use commercially reasonable best efforts to ensure that the application for Buyer’s change of control is filed with Nasdaq (the “Nasdaq Change of Control Application”). Each of the Parties shall use commercially reasonable best efforts to respond to any questions from Nasdaq with respect to the Nasdaq Change of Control Application promptly following receipt of such questions, but in no event later than ten (10) Business Days following receipt of such questions.

6.10 Public Announcements.

(a) The Parties agree that no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of Buyer and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within twenty-four (24) hours thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release and within four (4) Business Days of execution of this Agreement, Buyer shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which Buyer shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

6.11 Confidential Information.

(a) The Company and the Sellers agree that they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Buyer Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Buyer Confidential Information without Buyer’s prior written consent; and (ii) in the event that the Company, any Seller or any of their respective Representatives becomes legally compelled to disclose any Buyer Confidential Information, (A) provide Buyer to the extent legally permitted with prompt written notice of such requirement so that Buyer or an Affiliate thereof may seek, at Buyer’s cost, a protective Order or other remedy or waive compliance with this Section 6.11(a), and (B) in the event that such protective Order or other remedy is not obtained, or Buyer waives compliance with this Section 6.11(a), furnish only that portion of such Buyer Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Buyer Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company, Buyer and the Sellers shall, and shall cause their respective Representatives to, promptly deliver to Buyer or destroy (at Buyer’s election) any and all copies (in whatever form or medium) of Buyer Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

(b) Buyer hereby agrees it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that Buyer or any of its Representatives becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 6.11(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.11(b), furnish only that portion of such the Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such the Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Buyer shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Company’s election) any and all copies (in whatever form or medium) of the Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, Buyer and its Representatives shall be permitted to disclose any and all the Company Confidential Information to the extent required by the Federal Securities Laws.

6.12 Post-Approval Board of Directors . The Parties shall take all necessary action, including causing the directors of Buyer to resign, so that following the Stockholder Approval, Buyer’s board of directors (the “Post-Stockholder Approval Buyer Board”) will consist of five (5) individuals. Immediately after the Stockholder Approval, the Parties shall take all necessary action to designate and appoint to the Post-Stockholder Approval Buyer Board (i) two (2) individuals that are designated by Buyer prior to the Closing who will be reasonably acceptable to the Company (the “Buyer Director”); and (ii) three (3) individuals that are designated by the Company prior to the Closing who will be reasonably acceptable to Buyer (the “Company Directors”).

6.13 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of Buyer and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee Benefit Plan or enterprise at the request of Buyer (the “D&O Indemnified Persons”) as provided in Buyer’s Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and Buyer, in each case as in effect on the date of this Agreement, shall survive the date upon which the Buyer obtains Stockholder Approval and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the date upon which the Buyer obtains Stockholder Approval, Buyer shall cause the Organizational Documents of Buyer to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of Buyer to the extent permitted by applicable Law. The provisions of this Section 6.13 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and Representatives.

(b) For the benefit of Buyer’s directors and officers, Buyer shall be permitted prior to the date upon which the Buyer obtains Stockholder Approval to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Stockholder Approval for events occurring prior to the date upon which the Buyer obtains Stockholder Approval (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Buyer’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Buyer shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Buyer shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

6.14 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, indirect and other substantially similar Taxes (including any indirect capital gains Taxes) and fees incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be borne by the party responsible for such Transfer Taxes. The party responsible for such Transfer Taxes shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and the Sellers agree to cause the Company to cooperate in the filing of such Tax Returns and other documentation, including promptly supplying any information in its possession that is reasonably necessary to complete such Tax Returns and other documentation.

6.15 Tax Matters. Each of the Parties (together with each of its respective Affiliates) shall use its reasonable best efforts to cause, taken together, the Share Exchange to qualify as an exchange described in Section 351 of the Code, and shall not take any action or fail to take any action that could reasonably be expected to impede or prevent, taken together, the Share Exchange from qualifying as an exchange described in Section 351 of the Code.

6.16 Section 16 Matters. Subject to the following sentence, prior to the Closing, Buyer and the Company will take all such steps as may be required (to the extent permitted under applicable Laws and no-action letters issued by the SEC) to cause any acquisition of shares of Buyer Common Stock (including derivative securities with respect to shares of Buyer Common Stock) by each Person (including any director by deputization) who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Buyer, to be exempt under Rule 16b-3 under the Exchange Act.

6.17 Delivery of Audited Company Financial Statements.

(a) As soon as reasonably practicable following the date of this Agreement (and in any event no later than February 5, 2024), Sellers shall use commercially reasonably best efforts to cause the Company to complete an audit of the financial statements of the Target Companies as of December 31, 2022, and December 31, 2021, and for the fiscal years then ended which (i) shall be prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be, individually or in the aggregate, material) and the absence of notes thereto), (ii) shall fairly present, in all material respects, the financial position, results of operations, stockholders’ deficit and cash flows of Target Companies, as applicable, as at the date thereof and for the period indicated therein (subject to, in the case of any unaudited financial statements, normal year-end audit adjustments (none of which is expected to be, individually or in the aggregate, material)), (iii) in the case of any audited financial statements, shall be (A) certified as audited in accordance with GAAP and the standards of the PCAOB by a PCAOB qualified auditor upon the filing of the initial Registration Statement, (B) shall contain an unqualified report of the Target Companies’ auditors and (C) shall be substantially identical in all material respects to the unaudited financial statements from the same period that have been provided to the Buyer and (iv) shall comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable). In addition, each Seller shall reasonably cooperate with Buyer and the Company to cause the Company to use its best efforts to deliver to Buyer any financial statements or similar reports of the Target Companies, required to be included in the Registration Statement or any other filings to be made with the SEC in connection with the transactions contemplated by this Agreement or any other Transaction Document.

(b) The Sellers shall reasonably cooperate with Buyer to cause the Target Companies (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Target Companies in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement and any other filings to be made by Buyer with the SEC in connection with the Transactions and (ii) to obtain the consents of the Target Companies’ auditors, if applicable, with respect thereto as may be required by applicable Law or requested by the SEC.

6.18 Exchange of Company Stock Options. At the time of the Conversion, each outstanding Company Stock Option that is outstanding under any Company Equity Plan, whether vested unvested, shall be assumed by the Buyer and converted into the right to receive (a) an option to acquire shares of Buyer Common Stock (each, an “Assumed Option”) or (b) such other derivative security as Buyer and the Company my agree, subject in either case to substantially the same terms and conditions as were applicable to such Company Stock Option immediately before the Closing (including, without limitation, the vesting and acceleration provisions therein), except any references therein to the Company or Company Common Shares will instead mean the Buyer and Buyer Common Stock, respectively. Each Assumed Option shall: (i) represent the right to acquire a number of shares of Buyer Common Stock (as rounded up to the nearest whole number) equal to the product of (A) the number of Company Common Shares that were subject to the corresponding Company Option immediately prior to the Closing, multiplied by (B) the Exchange Ratio; and (ii) have an exercise price (as rounded down to the nearest whole cent) equal to the quotient of (A) the exercise price of the corresponding Company Option, divided by (B) the Exchange Ratio.

6.19 CFIUS.

(a) Pursuant to this Section 6.19 and in accordance with the DPA, at the election of Buyer, and unless Buyer notifies the Company otherwise, or upon the request of CFIUS, the Sellers, the Company, and the Buyer shall submit or cause to be submitted to CFIUS a joint declaration or notice (“CFIUS Filing”) with respect to the Transactions as promptly as practicable, but in no event later than sixty (60) Days after the date of this Agreement. The Sellers, Company, and/or the Buyer shall prepare and submit a draft CFIUS Filing, and then work diligently to promptly finalize and file a final CFIUS Filing addressing any comments or questions received from CFIUS on the draft CFIUS Filing. The Parties shall, and shall cause their respective Affiliates, to assist with and provide any information and documents need for the preparation of the CFIUS filing and to provide CFIUS with any additional or supplemental information requested by CFIUS during its assessment, (and, if applicable) review, (and, if applicable, investigation) process within three (3) Business Days (in the case of a CFIUS Notice) and within two (2) Business Days (in the case of a CFIUS Declaration) or by the deadline stated in the inquiry from CFIUS, unless an extension is granted in writing by CFIUS. In the case of filing of a CFIUS Notice with respect to the Transactions, the filing fee paid to CFIUS shall be at Buyer’s expense.

(b) The Parties shall, and shall cause their respective Affiliates to cooperate in good faith to: (i) promptly inform each other Party, or its counsel, upon receipt of any substantive communication received by such Party from, or given by such Party to CFIUS regarding any such filing, submission, proceeding or the Transactions; (ii) permit each other Party or its counsel to review and discuss reasonably in advance, and consider in good faith the views of each other Party or its counsel in connection with, any proposed substantive communication to be given by it to CFIUS, (iii) give each other Party or its counsel reasonable advance notice of any in-person meeting, and any conference call that is initiated by such Party or scheduled in advance with CFIUS or such private party, and not participate independently therein without first giving each other Party or its counsel reasonable opportunity to attend and participate therein or, in the event such other Party or its counsel does not attend or participate therein, consulting with such other Party or its counsel reasonably in advance and considering in good faith the views of such other Party or its counsel in connection therewith.

(c) The Parties, in cooperation with each other, shall use reasonable best efforts to take all such actions within their respective powers to obtain the CFIUS Approval, and, without limiting the foregoing, the Parties shall, after reasonable negotiation efforts, agree to such requirements or conditions to mitigate any national security concerns as may be requested or required by CFIUS in connection with, or as a condition of, the CFIUS Approval, including entering into a mitigation agreement, letter of assurance, or national security agreement, but provided: (1) the Parties shall have no obligation to (A) propose, negotiate, commit to or effect, by consent decree, hold separate order, agreement or otherwise, the sale, transfer, license, divestiture or other disposition of, any of the businesses, product lines or assets of Buyer or any of its Affiliates or of the Sellers, (B) terminate existing, or create new, relationships, contractual rights or obligations of Buyer or its Affiliates, (C) effect any other change or restructuring of Buyer or its Affiliates, or (D) otherwise take or commit to take any actions reasonably expected to have a material adverse effect on the operation of the business of the Sellers or that interfere with Buyer’s ability to control the Company or Buyer’s ability to direct the management and policies of the business of the Company in any material respect; and (2) the Company and the Sellers shall not take or agree to take any of the foregoing actions without the prior written consent of Buyer.

Article VII

Survival

7.1 Survival.

(a) Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in Articles III and IV herein shall survive the Closing and shall remain in full force and effect until the Conversion and the representations and warranties contained in Article V herein shall survive the Closing and remain in full force and effect until the first anniversary of the Closing. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

(b) The covenants contained in this Agreement shall survive the Closing and remain in full force and effect until the Conversion.

7.2 Conversion Adjustment

(a) Buyer Claims. Until the earlier of (i) Stockholder Approval or (ii) June 30, 2024 (the “Claim Deadline”), Buyer may assert Claims against the Company and Sellers for any and all loss, liability, damage, claim, penalty, fine, forfeiture, action, fee, costs and expense (collectively, “Losses”) incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of: (i) any inaccuracy in or breach of any of the representations or warranties made by the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement.

(b) Sellers’ Claims. Until the Claim Deadline, the Sellers’ Representative, acting on behalf of the Sellers, may assert Claims against Buyer for any Loss incurred or sustained by, or imposed upon, the Sellers based upon, arising out of, with respect to or by reason of: (i) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

(c) Adjustment. Subject to the limitations set forth herein, the number of shares of Common Stock issued upon Conversion shall be increased or decreased by a number determined by dividing the Net Adjustment (as defined herein) by the ten-day VWAP of the Buyer Common Stock for the ten (10)-day period preceding the third day prior to the Closing Date and rounding down to the nearest whole share; provided, however, that (i) there shall be no adjustment to the number of shares of Common Stock issued upon Conversion if the Net Adjustment is less than $1,000,000 and (ii) the number of shares of Common Stock issued upon Conversion shall not be increased or decreased by more than 10% of the number of shares of Common Stock that would be issuable absent such adjustment.

(d) Procedure. Buyer and the Sellers’ Representative may assert Claims pursuant to paragraphs (a) or (b), respectively, of this Section 7.2 by delivering written notice to the other Parties on or prior to the Claim Deadline setting forth in reasonable detail the basis for the Claim or Claims and a good faith estimate of the Loss arising from each Claim. Within two (2) Business Days of the Claim Deadline, the Buyer and the Sellers’ Representative shall meet and use reasonable good faith efforts to resolve any disagreements as to any Claims made in a manner pursuant to this Section 7.2. If they do not obtain a final resolution within five (5) Business Days of the Claim Deadline, Buyer and the Sellers’ Representative shall jointly retain Mazars USA, LLP or one of its Affiliates, or another mutually acceptable dispute resolution firm (the “Firm”), to resolve any remaining disagreements. Buyer and the Sellers’ Representative shall direct the Firm to render a determination as soon as possible, and the Firm shall use commercially reasonable efforts to render a determination within thirty (30) days after its retention and Buyer, the Sellers’ Representative and their respective agents shall cooperate with the Firm during its engagement. The Firm may consider only those items and amounts in the notice of a Claim which Buyer and the Sellers’ Representative are unable to resolve. In resolving any disputed item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Firm’s determination shall be based solely on written submissions or oral presentations by Buyer and the Sellers’ Representative or their respective agents that are in accordance with the terms and procedures set forth in this Agreement (i.e., not on independent review) and on the definitions included herein. Without the prior consent of the Sellers’ Representative (in the case of Buyer) or Buyer (in the case of the Sellers’ Representative), no Party (or their respective Representatives) may have any ex parte conversations or meetings with the Firm, and there may not be any hearings or oral examinations, testimony, depositions, discovery or other similar proceedings. Each of Buyer and the Sellers’ Representative shall execute a reasonable and customary engagement letter consistent with the terms of this Agreement, if such letter is required by the Firm. Absent manifest error or fraud, the determination of the Firm shall be final, conclusive and binding upon Buyer and the Sellers’ Representative and enforceable as an arbitration award in any court of competent jurisdiction under the terms of the Federal Arbitration Act or its state Law equivalents. The costs and expenses of the Firm shall be borne equally by Buyer, on the one hand, and the Sellers’ Representative, on the other hand; provided, that, the Firm shall have the power, in its sole discretion, to allocate costs and expenses between the Sellers’ Representative, on the one hand, and Buyer, on the other hand, based upon the portion of the contested amount not awarded to each party bears to the contested amount actually claimed by such party. As used herein, “Net Adjustment” means the absolute value of the difference between the aggregate adjustment in favor of each party with respect to Losses that is agreed by Buyer and the Sellers’ Representative or determined by the Firm.

(e) Solely for purposes of calculating the amount of any Losses arising out of or caused by any breach of any representation or warranty in this Agreement, any references in any such representation or warranty to “material,” or “Material Adverse Effect” or similar qualifications shall be disregarded.

7.3 Sellers’ Indemnification

(a) Indemnification by Each Seller. Each Seller, severally and not jointly, shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of: (i) any inaccuracy in or breach of any of the representations or warranties of such Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of such Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); (ii) breach or non-fulfillment of any covenant, agreement or obligation to be performed by such Seller pursuant to this Agreement.

(b) Limitations. Notwithstanding anything to the contrary contained herein, the Parties expressly acknowledge and agree that any payment due from any Seller in respect of an indemnification claim by any Buyer Indemnitee hereunder shall solely be satisfied by recourse to the Exchange Shares and the shares of Buyer Common Stock issuable upon the Conversion, with each share of Buyer Common Stock valued at the same price per share of Buyer Common Stock used to determine Exchange Ratio.

(c) Indemnification Procedures.

(i) Direct Claims. Any Action by a Buyer Indemnitee on account of a Loss (a “Direct Claim”) subject to indemnification pursuant to this Section 7.3 shall be asserted by such Buyer Indemnitee giving the Seller reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Buyer Indemnitee becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Seller of its indemnification obligations, except and only to the extent that the Seller forfeits rights or defenses by reason of such failure. Such notice by the Buyer Indemnitee shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Buyer Indemnitee. The Seller shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Buyer Indemnitee shall allow the Seller and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Buyer Indemnitee shall assist the Seller’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Seller or any of its professional advisors may reasonably request. If the Seller does not so respond within such thirty (30)-day period, the Seller shall be deemed to have rejected such claim, in which case the Buyer Indemnitee shall be free to pursue such remedies as may be available to the Buyer Indemnitee on the terms and subject to the provisions of this Agreement.

(ii) Third Party Claims.

(A) If any Buyer Indemnitee receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Buyer Indemnitee with respect to which the Seller is obligated to provide indemnification under this Section 7.3, the Buyer Indemnitee shall give the Seller reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Seller of its indemnification obligations, except and only to the extent that the Seller forfeits rights or defenses by reason of such failure. Such notice by the Buyer Indemnitee shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Buyer Indemnitee. The Seller shall have the right to participate in, or by giving written notice to the Buyer Indemnitee, to assume the defense of any Third Party Claim at the Seller’s expense and by the Seller’s own counsel, and the Buyer Indemnitee shall cooperate in good faith in such defense; provided, that Seller shall not have the right to assume the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Seller assumes the defense of any Third Party Claim, subject to this Section 7.3(c), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Buyer Indemnitee. The Buyer Indemnitee shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Seller’s right to assume the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Buyer Indemnitee, provided, that if in the reasonable opinion of counsel to the Buyer Indemnitee, a Buyer Indemnitee is a named defendant and (A) there are legal defenses available to such Buyer Indemnitee that are different from or additional to those available to the Seller; or (B) there exists a conflict of interest between the Seller and the Buyer Indemnitee that cannot be waived. If the Seller elects not to defend such Third Party Claim, or fails to diligently prosecute the defense of such Third Party Claim, the Buyer Indemnitee may pay, compromise, and/or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.8) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non- defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(B) Notwithstanding any other provision of this Agreement, the Seller shall not enter into settlement of any Third Party Claim without the prior written consent of the Buyer Indemnitee, except as provided in this Section 7.3. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Buyer Indemnitee and provides, in customary form, for the unconditional release of each Buyer Indemnitee from all liabilities and obligations in connection with such Third Party Claim and the Seller desires to accept and agree to such offer, the Seller shall give written notice to that effect to the Buyer Indemnitee. If the Buyer Indemnitee fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Buyer Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Seller as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Buyer Indemnitee fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Seller may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Buyer Indemnitee has assumed the defense pursuant to Section Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

7.4 Exclusive Remedies. Subject to Section 9.6, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the provisions set forth in this Article VII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the provisions set forth in this Article VII. Nothing in this Section 7.4 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s fraudulent, criminal or intentional misconduct.

7.5 Share Escrow. In the event that at the time of the Conversion a Claim that has been timely asserted by Buyer or its Affiliates remains unresolved pursuant to the provisions of this Article VII, subject to the limitations and other provisions of this Agreement, Buyer shall issue all shares of Buyer Common Stock valued in excess of the aggregate amount of all unresolved Claims by Buyer or its Affiliates and shall deposit the remaining shares in the amount of the unresolved Claim into an escrow account with a third party escrow agent to be agreed to between Buyer and the Seller Representative. In the event that at the time of the Conversion a Claim that has been timely asserted by the Sellers’ Representative remains unresolved pursuant to the provisions of this Article VII, Buyer shall also deposit additional shares of Buyer Common Stock in the amount of the unresolved Claim into an escrow account with a third party escrow agent to be agreed to between Buyer and the Seller Representative.

Article VIII
WAIVERS AND Releases

8.1 Release and Covenant Not to Sue. Effective as of the Closing, to the fullest extent permitted by applicable Law, each Seller, on behalf of itself and its Affiliates that owns any share or other equity interest in or of such Seller (the “Releasing Persons”), hereby releases and discharges the Target Companies and the Buyer from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against the Target Companies arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from a Target Company, whether pursuant to its Organizational Documents, Contract or otherwise, and whether or not relating to Claims pending on, or asserted after, the Closing Date. From and after the Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Target Companies or their respective Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any Claims a Releasing Person may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document or any of the other matters set forth on Schedule 8.1.

Article IX
MISCELLANEOUS

9.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) if sent by email on a Business Day before 11:59 p.m. (recipient’s time), when transmitted; (iii) if sent by email on a day other than a Business Day, or if sent by email after 11:59 p.m. (recipient’s time), on the Business Day following the date when transmitted; (iv) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (v) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Buyer prior to or after the Closing, to:

Blue Water Biotech, Inc.
201 East Fifth Street, Suite 1900
Cincinnati, Ohio 45202
Attn: Dr. Neil Campbell, CEO
Telephone No.: (301) 792-4345
E-mail: ncampbell@bwbioinc.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1251 Avenue of the Americas
New York, New York 10020
Attn: Barry I. Grossman, Esq.

David Landau, Esq.

Telephone No.: (212) 370-1300

E-mail: bigrossman@egsllp.com and

dlandau@egsllp.com

If to the Company prior to the Conversion, to: Proteomedix AG Wagistrasse 23 8952 Schlieren Switzerland Attn: Ralph Schiess, CEO Telephone No.: +41 44 733 40 90 E-mail: schiess@proteomedix.com with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
One Financial Center
Boston, MA 02111

Attn: Benjamin M. Hron
Telephone No.: (617) 217-4607
E-mail: ben.hron@nelsonmullins.com

If to any Seller, to: the address of such Seller as set forth underneath such Seller’s signature on the signature page hereto	with a copy (which will not constitute notice) to: VISCHER AG Aeschenvorstadt 4 P.O. Box, CH-4010 Basel Attn: Dr. Matthias Staehelin Telephone No.: +41 58 211 33 53 E-mail: mstaehelin@vischer.com
If to the Sellers’ Representative: Thomas Meier c/o Viopas Venture Consulting GmbH Thiersteinerallee 17; CH-4053 Basel, Switzerland Telephone: +41 78 756 34 05 Email: thomas@viopasventure.ch	with a copy (which will not constitute notice) to: VISCHER AG Aeschenvorstadt 4 P.O. Box, CH-4010 Basel Attn: Dr. Matthias Staehelin Telephone No.: +41 58 211 33 53 E-mail: mstaehelin@vischer.com

If to the Company after the Conversion, to:

Blue Water Biotech, Inc.
201 East Fifth Street, Suite 1900
Cincinnati, Ohio 45202
Attn: Dr. Neil Campbell, CEO
Telephone No.: (301) 792-4345
E-mail: ncampbell@bwbioinc.com

with a copy (which will not constitute notice) to: VISCHER AG Aeschenvorstadt 4 P.O. Box, CH-4010 Basel Attn: Dr. Matthias Staehelin Telephone No.: +41 58 211 33 53 E-mail: mstaehelin@vischer.com

9.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Buyer and the Company (and after the Closing, the Sellers’ Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

9.3 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 6.13, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

9.4 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof except for the transfer of the Purchased Shares. including ownership, any related rights and the items to be delivered in connection therewith under Section 2.2(f) to (i), which shall be governed by and construed in accordance with the substantive law of Switzerland, excluding the principles of international private law. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Delaware (or in any appellate court thereof) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the Transactions, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 9.1. Nothing in this Section 9.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.5 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

9.8 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Buyer, the Company and the Sellers’ Representative; provided that no amendment, supplementation or modification shall affect a Seller in a manner materially and adversely disproportionate to the other Sellers without the prior written consent of such Seller, provided, that, after approval of the Transactions by Buyer stockholders, as applicable, no amendment may be made which by Law requires further approval by such stockholders without such further approval.

9.9 Waiver. Each of Buyer and the Company on behalf of itself and its Affiliates, and each Seller on its behalf, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including the Sellers’ Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of the Sellers’ Representative.

9.10 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

9.11 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP, as applicable, based on the accounting principles used by the applicable Person; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Buyer or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Buyer and its Representatives at least two (2) Business Days prior to the date of this Agreement and Buyer and its Representatives have been given access to the electronic folders containing such information. To the extent that any Contract, document, certificate or instrument is represented and warranted to by Buyer to be given, delivered, provided or made available by Buyer, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Company or its Representatives, such Contract, document, certificate or instrument shall have been (i) filed publicly or (ii) posted to the electronic data site maintained on behalf of Buyer for the benefit of the Company and its Representatives at least two (2) Business Days prior to the date of this Agreement and the Company and its Representatives have been given access to the electronic folders containing such information.

9.12 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.13 Sellers’ Representative.

(a) Each Seller, on behalf of itself and its successors and assigns, appoints Thomas Meier as its agent, proxy, attorney-in-fact and representative under this Agreement (in such capacity, the “Sellers’ Representative”) and authorizes and directs the Sellers’ Representative to take any and all actions in the name and on behalf of such Seller as may be necessary or appropriate to exercise or perform the rights, powers and obligations of such Seller under this Agreement or any other Ancillary Document and to consummate the transactions contemplated hereby or thereby, with full power of substitution to act in the name, place and stead of such Seller, including exercising such rights, power and authority, as are authorized, delegated and granted to the Sellers’ Representative on behalf of Sellers pursuant to this Agreement (including the right to receive notices and other documentation pursuant to the terms of this Agreement on behalf of Sellers). By its execution hereof, each Seller hereby authorizes, delegates and grants to the Sellers’ Representative authority to take all actions that this Agreement and any Ancillary Document provide are to be taken by such Seller. All decisions and actions by the Sellers’ Representative, including any agreement between the Sellers’ Representative and Buyer relating to the defense or settlement of any Claims for which a Seller may be required to indemnify under this Agreement shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same, and Buyer is entitled to rely upon the same in all respects and shall have no liability to any individual Seller for any action taken by the Seller’s Representative on behalf of the Sellers in accordance with this Section. The provisions of this Section are irrevocable and coupled with an interest.

(i) Each Seller agrees that the Sellers’ Representative (i) shall not be liable for any actions taken or omitted to be taken under or in connection with this Agreement or any Ancillary Document or the transactions contemplated hereby or thereby and (ii) shall not owe any fiduciary duty or have any fiduciary responsibility to any Seller or the Company as a result of its actions taken as the Sellers’ Representative pursuant to this Agreement or any Ancillary Document.

(ii) Each Seller shall, up to the amount of its Sellers Percentage, indemnify the Sellers’ Representative and hold it harmless against any Losses incurred on the part of the Sellers’ Representative and arising out of or in connection with the acceptance or administration of the Sellers’ Representative’s duties under this Agreement, including the reasonable fees and expenses of any legal counsel retained by the Sellers’ Representative. In no event shall the Sellers’ Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Sellers’ Representative shall be fully protected against the Sellers in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof. In connection with the performance of its rights and obligations hereunder, the Sellers’ Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Sellers, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Sellers’ Representative may deem necessary or desirable from time to time. All of the indemnities, immunities, releases and powers granted to the Sellers’ Representative under this Section shall survive the Closing.

Article X
DEFINITIONS

10.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Aggregate Buyer Common Stock” means the quotient obtained by dividing (a) the Exchange Consideration by (b) the ten-day VWAP of the Buyer Common Stock for the ten (10)-day period preceding the third day prior to the Closing Date.

”Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Non-Competition and Non-Solicitation Agreements, the Subscription Agreements, the Series B Certificate of Designation, the Lock-Up Agreements and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA or any similar law in Switzerland, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Buyer Common Stock” means the shares of common stock, par value $0.00001 per share, of Buyer.

“Buyer Company” means each of Buyer and its direct and indirect Subsidiaries.

“Buyer Confidential Information” means all confidential or proprietary documents and information concerning Buyer or any of its Affiliates; provided, however, that Buyer Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, any Seller or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by Buyer or its Representatives to by the Company, any Seller or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Buyer Confidential Information.

“Buyer Interim Balance Sheet” means the balance sheet of Buyer included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on October 20, 2023.

“Buyer Preferred Stock” means shares of Series B Preferred Stock, par value $0.00001 par value per share, of Buyer.

“Buyer Securities” means the Buyer Common Stock and the Buyer Preferred Stock and the Buyer Stock Options, collectively.

“Buyer Stock Options” means options to purchase shares of Buyer Common Stock.

“CFIUS” means the Committee on Foreign Investment in the United States and each member agency acting on its behalf.

“CFIUS Approval” means that the Parties have received a written notice from CFIUS to the effect that: (a) the Transactions are not subject to the DPA; (b) CFIUS has determined that there are no unresolved national security concerns with respect to the Transactions and has concluded all action under the DPA; (c) if CFIUS has sent a report to the President of the United States either (i) the President of the United States shall have determined not to use his powers pursuant to the DPA to suspend, condition, or prohibit the consummation of the Transactions or (ii) the period allotted for presidential action in the DPA shall have passed without any determination by the President of the United States.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or the Sellers or any of their respective Affiliates, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that the Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Company or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company, the Sellers’ Representative, the Sellers or their respective Representatives to Buyer or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such the Company Confidential Information.

“Company Convertible Securities” means, collectively, any options, restricted stock units, warrants or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company.

“Company Fully Diluted Share Amount” means, as of immediately prior to the Closing, the sum of (a) the aggregate number of Company Outstanding Shares and (b) the aggregate number of Company Shares issuable upon the exercise of outstanding Company Stock Options calculated using the treasury method of accounting.

“Company Outstanding Shares” means the total number of shares of the Company Shares issued and outstanding immediately prior to the Closing after giving effect to the Company Convertible Securities Conversion.

“Company Securities” means, collectively, the Company Shares, any Company Stock Options and any other the Company Convertible Securities.

“Company Shares” means the ordinary shares, par value CHF 1.00 per share, of the Company.

“Company Stock Options” means options to purchase Company Shares.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Conversion Approval” means the Conversion shall have been approved by the requisite vote of the Buyer Stockholders (including any separate class or series vote that is required, whether pursuant to the Buyer’s Organizational Documents, any stockholder agreement or otherwise) at a meeting of Buyer stockholders, held in accordance with the Delaware General Corporation Law, as amended, and Buyer’s Organizational Documents.

“Conversion” means the conversion of all of the total issued and outstanding shares of Series B Preferred Stock into shares of Buyer Common Stock.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) or any changes thereto.

”DPA” means Section 721 of the Defense Production Act of 1950, as amended, 50 U.S.C. §4565, and all interim and final rules and regulations issued and effective thereunder.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient (rounded to four decimal places) obtained by dividing (a) the Aggregate Buyer Common Stock less the number of Creditor Shares (on an as converted basis) by (b) the Company Fully Diluted Share Amount.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), whether contingent or otherwise, including the principal amount thereof and all fees and interest accrued thereon, (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, minority interests, preferred shares, or other debt security, including all interest accrued thereon, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP or Swiss GAAP (as applicable to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all guarantees, pledges or similar assurances by any member of such Person to pay another Person’s debt or to perform another Person’s obligation in the case of default, (k) all off-balance sheet Liabilities of such Person; and (l) all obligations described in clauses (a) through (k) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“Knowledge” means, with respect to (a) the Company, the actual knowledge of each of Christian Brühlmann or Ralph Schiess, after reasonable inquiry with his direct reports responsible for the applicable subject matter and any relevant books and records; (b) Buyer, the actual knowledge of each of Neil Campbell and Bruce Harmon, after reasonable inquiry with his direct reports responsible for the applicable subject matter and any relevant books and records; and (c) any other Party, (i) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry of their direct reports responsible for the applicable subject matters and any relevant books and records, or (ii) if a natural person, the actual knowledge of such Party.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the Transactions or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes hereof, any facts, events, occurrences, changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets (including changes in the credit, debt, securities and capital markets) or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in applicable Laws (including COVID-19 Measures) or GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), natural disaster or any outbreak or continuation of an epidemic or pandemic (including, without limitation, COVID-19) or the worsening thereof, including the effects of any Governmental Authority or other third-party responses thereto; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vi) the announcement or pendency of the Transactions (including the Share Exchange) (provided that this clause (vi) shall not apply to any representation or warranty to the extent such representation or warranty relates to the consequences resulting from the execution, announcement, performance or existence of this Agreement); and (vii) in the case of the Company, the ability of the Company to make any of the representations and warranties contained in this Agreement as of the date hereof ; provided, further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Buyer, the failure to obtain the Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to Buyer.

“Nasdaq” means the Nasdaq Capital Market.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, statutory books, articles of association memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or Orders of any Governmental Authority or any other Person.

“Permitted Financing” means one or more debt or equity financing transactions consummated by and funded into Buyer during the time between Closing and the Conversion resulting in aggregate gross proceeds of no greater than $25 million.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves (as determined in accordance with GAAP) have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, exempted company, partnership (including a general partnership, limited partnership, exempted limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Private Placement Investment” means a private equity investment in Buyer pursuant to which certain investors (“Private Placement Investor”) agree to subscribe for and Buyer will agree to issue to each such Private Placement Investor, equity securities of Buyer pursuant to a Subscription Agreement.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Sellers Percentage” means the percentage of Purchased Shares owned by such Seller as compared to the total number of Purchased Shares owned by all Sellers as provided on Annex I.

“Sellers’ Representative” has the meaning set forth in the preamble to this Agreement.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Stockholder Approval” means the approval by the requisite vote of stockholders of Buyer at the Special Stockholder Meeting of the Stockholder Approval Matters.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or Controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or Control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Swiss GAAP” means the accounting principles as in effect pursuant to the Swiss Code of Obligations.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, real property, Personal Property, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other Taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law, (c) liability under any abandonment or unclaimed property, escheat or similar Law and (d) any Liability for the payment of amounts described in clauses (a), (b) or (c) of this sentence as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to Copyright, Trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

10.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
Agreement	Preamble
Antitrust Laws	3.3
Assumed Option	6.18
Audited Company Financials	4.7(a)
Buyer	Preamble
Buyer Benefit Plan	3.19(a)
Buyer Board	Recitals
Buyer Director	6.12
Buyer Disclosure Schedules	Article III
Buyer Financials	3.7(b)
Buyer fundamental Representations	7.3(a)
Buyer Indemnitees	7.2(a)
Buyer IP	3.13(c)
Buyer IP Licenses	3.13(a)
Buyer Material Contract	3.12(a)
Buyer Owned Real Property	3.15(b)
Buyer Permits	3.10
Buyer Personal Property Leases	3.16
Buyer Real Property Leases	3.15(a)
Buyer Registered IP	3.13(a)
Buyer Top Vendors	3.26
CFIUS Filing	6.19
Closing	2.1
Closing Date	2.1
Closing Filing	6.10(b)
Closing Press Release	6.10(b)
Common Shares	1.2(a)
Company	Preamble
Company Balance Sheet	4.7(a)
Company Balance Sheet Date	4.7(a)
Company Benefit Plan	4.19(a)
Company Certificates	1.3(b)
Company Convertible Securities Conversion	1.4(a)
Company Creditors	1.2(a)
Company Directors	6.12
Company Disclosure Schedules	Article IV
Company Equity Plans	1.4(b)
Company Financials	4.7(a)
Company Fundamental Representations	7.3(a)
Company IP	4.13(c)
Company IP Licenses	4.13(a)

Term	Section
Company Material Contract	4.12(a)
Company Permits	4.10
Company Personal Property Leases	4.16
Company Real Property Leases	4.15
Company Registered IP	4.13(a)
Company Top Customers	4.23
Company Top Vendors	4.23
Creditor Shares	1.2(a)
D&O Indemnified Persons	6.13(a)
D&O Tail Insurance	6.13(b)
Direct Claims	7.4(a)
EGS	2.1
Enforceability Exceptions	3.2
Environmental Permit	3.20(a)
ERISA Affiliate	3.19(f)
Exchange Consideration	1.2(a)
Exchange Shares	1.2(a)
Exchange Share Value	1.2(a)
Federal Securities Laws	6.3
Interim Period	6.1
Loss	8.2
Lock-Up Agreement	Recitals
Management Shareholders	Recitals
Non-Competition and Non-Solicitation Agreement	Recitals
OFAC	3.24(c)
Off-the-Shelf Software	3.13(a)
Party(ies)	Preamble
Post-Stockholder Approval Buyer Board	6.12
Preferred Shares	1.2(a)
Public Certifications	3.7(a)
Purchased Shares	1.1
Real Property Permits	3.15(c)
Registration Statement	6.8(a)
Related Person	3.21
Releasing Persons	8.1
SEC Reports	3.7(a)
Sellers	Preamble
Seller Indemnitees	7.2(b)
Seller Parties	Preamble
Sellers’ Representative	Preamble
Series B Certificate of Designation	1.2(a)
Share Exchange	Recitals
Special Stockholder Meeting	6.8(b)
Specified Courts	9.4
Stockholder Approval Matters	6.8(b)
Subscription Agreements 1	2.3(d)
Transactions	Recitals
Transfer Taxes	6.14

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

The Company:

PROTEOMEDIX AG

By:	/s/ Ralph Schiess
	Name:	Ralph Schiess
	Title:	CEO

Buyer:

BLUE WATER BIOTECH, INC.

By:	/s/ Dr. Neil Campbel
	Name:	Dr. Neil Campbell
	Title:	CEO

Sellers’ Representative:

By:	/s/ Thomas Meier
Thomas Meier, solely in the capacity as the Sellers’ Representative hereunder

[Signature Page to Share Exchange Agreement]

The Sellers:

Name of Seller: Dr. Ralph Scheiss

By:	/s/ Dr. Ralph Scheiss

The Sellers:

Name of Seller: Christian Briihlmann

By:	/s/ Christian Briihlmann

[Signature Page to Share Exchange Agreement]

The Sellers:

Name of Seller: Thomas Cerny

By proxy:	/s/ Dr. Ralph Schiess
Name:	Dr. Ralph Schiess

By proxy:	/s/ Harry Welten
Name:	Harry Welten

[Signature Page to Share Exchange Agreement]

The Sellers:

Name of Seller: Rudolf Aenersold

By proxy:	/s/ Dr. Ralph Schiess
Name:	Dr. Ralph Schiess

By proxy:	/s/ Harry Welten
Name:	Harry Welten

[Signature Page to Share Exchange Agreement]

The Sellers:

Name of Seller: Corinne Krek

By proxy:	/s/ Dr. Ralph Schiess
Name:	Dr. Ralph Schiess

By proxy:	/s/ Harry Welten
Name:	Harry Welten

[Signature Page to Share Exchange Agreement]

The Sellers:

Name of Seller: ETC Zurich

By proxy:	/s/ Dr. Ralph Schiess
Name:	Dr. Ralph Schiess

By proxy:	/s/ Harry Welten
Name:	Harry Welten

[Signature Page to Share Exchange Agreement]

The Sellers:

Name of Seller: Altos Venture AG

By proxy:	/s/ Dr. Ralph Schiess
Name:	Dr. Ralph Schiess

By proxy:	/s/ Harry Welten
Name:	Harry Welten

[Signature Page to Share Exchange Agreement]

The Sellers:

Name of Seller: Dr. Jurg Geigy

By proxy:	/s/ Dr. Ralph Schiess
Name:	Dr. Ralph Schiess

By proxy:	/s/ Harry Welten
Name:	Harry Welten

[Signature Page to Share Exchange Agreement]

The Sellers:

Name of Seller:The Habs W. Schoepflin Trust

By proxy:	/s/ Dr. Ralph Schiess
Name:	Dr. Ralph Schiess

By proxy:	/s/ Harry Welten
Name:	Harry Welten

[Signature Page to Share Exchange Agreement]

The Sellers:

Name of Seller: Zurcher Kantonalbank

By proxy:	/s/ Dr. Ralph Schiess
Name:	Dr. Ralph Schiess

By proxy:	/s/ Harry Welten
Name:	Harry Welten

[Signature Page to Share Exchange Agreement]

The Sellers:

Name of Seller: W.A. de Vidier Stiftung

By proxy:	/s/ Dr. Ralph Schiess
Name:	Dr. Ralph Schiess

By proxy:	/s/ Harry Welten
Name:	Harry Welten

[Signature Page to Share Exchange Agreement]

The Sellers:

Name of Seller: Labrador Trust

By proxy:	/s/ Dr. Ralph Schiess
Name:	Dr. Ralph Schiess

By proxy:	/s/ Harry Welten
Name:	Harry Welten

[Signature Page to Share Exchange Agreement]

The Sellers:

Name of Seller: Andre J. Mueller

By proxy:	/s/ Dr. Ralph Schiess
Name:	Dr. Ralph Schiess

By proxy:	/s/ Harry Welten
Name:	Harry Welten

[Signature Page to Share Exchange Agreement]

The Sellers:

Name of Seller: Davent Holding AG

By proxy:	/s/ Dr. Ralph Schiess
Name:	Dr. Ralph Schiess

By proxy:	/s/ Harry Welten
Name:	Harry Welten

[Signature Page to Share Exchange Agreement]

The Sellers:

Name of Seller: Scalis AG

By proxy:	/s/ Dr. Ralph Schiess
Name:	Dr. Ralph Schiess

By proxy:	/s/ Harry Welten
Name:	Harry Welten

[Signature Page to Share Exchange Agreement]

The Sellers:

Name of Seller: Dr. Werner Schafer

By proxy:	/s/ Dr. Ralph Schiess
Name:	Dr. Ralph Schiess

By proxy:	/s/ Harry Welten
Name:	Harry Welten

[Signature Page to Share Exchange Agreement]

The Sellers:

Name of Seller: Harry Welten

/s/ Harry Welten

[Signature Page to Share Exchange Agreement]

The Sellers:

Name of Seller: Isaac Kobrin

By proxy:	/s/ Dr. Ralph Schiess
Name:	Dr. Ralph Schiess

By proxy:	/s/ Harry Welten
Name:	Harry Welten

[Signature Page to Share Exchange Agreement]

The Sellers:

Name of Seller: Dr. Helge Lubenow

By proxy:	/s/ Dr. Ralph Schiess
Name:	Dr. Ralph Schiess

By proxy:	/s/ Harry Welten
Name:	Harry Welten

[Signature Page to Share Exchange Agreement]

The Sellers:

Name of Seller: New Horizon Health Ltd

By proxy:	/s/ Dr. Ralph Schiess
Name:	Dr. Ralph Schiess

By proxy:	/s/ Harry Welten
Name:	Harry Welten

[Signature Page to Share Exchange Agreement]

ANNEX I
List of Sellers

Seller Name	Number of Company Shares Held by Seller (Includes Conversion of Notes)	Number of Common Shares to be Issued at Closing	Number of Preferred Shares to be Issued at Closing	Aggregate Number of Common Shares Post- Conversion
Ralph Schiess
Christian Brühlmann
Thomas Cerny
Rudolf Aebersold
Corinne Krek
ETH Zürich
Altos Venture AG
Dr. Jürg Geigy
Schoepflin Trust
Zürcher Kantonalbank
W.A. de Vigier Stiftung
Labrador Trust
Andre J. Mueller
Davent Holding
Scablis AG
Werner Schäfer
Harry Welten
Isaac Kobrin
Helge Lubenow
New Horizon Health Limited
TOTAL

List of Creditors

Name of Creditor	Number of Common Shares to be Issued at Closing	Number of Preferred Shares to be Issued at Closing	Aggregate Number of Common Shares Post- Conversion
Lacarya Scott
Romy Seth
Finalis Securities LLC
TOTAL